Exhibit 10.J

Execution Copy

December 20, 2009

ALCOA INC.

- and -

ALUMINUM FINANCING LIMITED

CLOSING MEMORANDUM

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CLOSING MEMORANDUM

This CLOSING MEMORANDUM (this “Memorandum”) is made and entered into on December 20, 2009 between:

(1)	ALCOA INC., a corporation incorporated in the Commonwealth of Pennsylvania, United States of America, with a mailing address of 390 Park Avenue, New York, NY 10022, United State of America (“ALCOA”); and

(2)	ALUMINUM FINANCING LIMITED, a company incorporated and registered in the British Virgin Islands, with a mailing address of c/o Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (“INVESTOR”).

ALCOA and INVESTOR may hereinafter be referred to jointly as the “Parties” or individually as a “Party”.

RECITALS

(A)	WHEREAS, on our about the date hereof ALCOA expects to execute a Framework Shareholders’ Agreement in substantially the form of the initialled draft set out in Schedule 1 hereto (“JV Shareholders Agreement”) with Saudi Arabian Mining Company (“Ma’aden”) pursuant to which Ma’aden and ALCOA will enter into a joint venture for the development, construction, ownership and operation of an integrated mine, refinery, smelter and rolling mill in the Kingdom of Saudi Arabia (the “Joint Venture”), initially to be developed for: (i) the extraction of approximately 4,000,000 tpa of bauxite from the Al Ba’itha bauxite deposit in the Kingdom; (ii) the production of approximately 1,800,000 tpa of alumina and approximately 740,000 tpa of aluminum, and (iii) the production of approximately 250,000 tpa, which may be increased to 460,000 tpa, of rolling mill product, ((i), (ii) and (iii) hereinafter referred to as the “Project”), as well as potential future expansions of the Project;

(B)	WHEREAS, for the purposes of implementing the Joint Venture and carrying out the Project, ALCOA and Ma’aden are establishing three limited liability companies in, and under the laws of, the Kingdom of Saudi Arabia, one for the Mine at Al Ba’itha and for the Refinery at Ras Az Zawr called Ma’aden Bauxite & Alumina Company (the “Mining & Refining Company”), one for the Smelter called Ma’aden Aluminum Company (the “Smelting Company”), and one for the Rolling Mill, called Ma’aden Rolling Company (the “Rolling Company”) (each referred to as a “Company” and collectively as the “Companies”);

(C)	WHEREAS, in relation to each Company: (i) Ma’aden (and/or its Affiliate(s)) shall own, directly or indirectly, sixty percent (60%) of the issued share capital; and (ii) ALCOA (and/or its Affiliate(s)) shall own, directly or indirectly, forty percent (40%) of the issued share capital;

(D)	WHEREAS, ALCOA intends to incorporate under the laws of Hong Kong (i) an Affiliate of ALCOA for purposes of holding forty percent (40%) of the issued share capital of the Mining & Refining Company (the “Mining & Refining SPV Company”), (ii) an Affiliate of ALCOA for purposes of holding forty percent (40%) of the issued share capital of the Smelting Company (the “Smelting SPV Company”), and (iii) an Affiliate of ALCOA for purposes of holding forty percent (40%) of the issued share capital of the Rolling Company (the “Rolling SPV Company”) (each referred to as a “SPV Company” and collectively as the “SPV Companies”);

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(E)	WHEREAS, the INVESTOR has agreed to take a fifty percent (50%) participation in each of the SPV Companies, initially in the form of subordinated, convertible promissory notes and, following conversion of such notes, in the form of 50% of the aggregate number of ordinary shares issued in the SPV Companies;

(F)	WHEREAS, the Parties have agreed that such participation in each SPV Company will be governed by a note purchase agreement (“Note Purchase Agreement”) substantially in the form set out in Schedule 2 hereto (the “Agreed Form Note Purchase Agreement”) and a shareholders’ agreement (“Shareholders Agreement”) in the form set out in Schedule 3 hereto (the “Agreed Form Shareholders Agreement”); and

(G)	WHEREAS, the Parties have further agreed that they may each designate an Affiliate to be a party to each such Note Purchase Agreement and Shareholders Agreement, and will procure that ultimate parent company guarantees of the obligations of such Affiliates substantially in the form set out in Schedule 4 hereto (the “Agreed Form Parent Company Guarantee”).

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms used in this Memorandum and not defined herein shall have the meanings given to them in the JV Shareholders Agreement. For the purposes of this Memorandum, the term “Agreed Form” when used with reference to any document shall mean, a form of document which (save for minor administrative details) has been agreed and initialed by or on behalf of the Parties for the purposes of identification.

1.2	The rules of interpretation set out in clause 1.2 of the JV Shareholders Agreement shall apply to this Memorandum.

2.	ACKNOWLEDGEMENTS

2.1	The INVESTOR shall concurrently with the execution of this Memorandum provide to ALCOA a guarantee of the INVESTOR’s obligations hereunder in the form of the Agreed Form Parent Company Guarantee duly executed by Abdullah Abunayyan Trading Corp.

2.2	ALCOA shall concurrently with the execution of this Memorandum provide to the INVESTOR a guarantee of ALCOA’s obligations hereunder in the form of the Agreed Form Parent Company Guarantee duly executed by ALCOA.

2.3	The Parties acknowledge the terms of the JV Shareholders Agreement, including, without limitation, the capital funding arrangements and requirements for the Project contemplated therein.

2.4	Subject to the INVESTOR’s cooperation in respect of the Board Reserved Matters and Shareholder Reserved Matters (each as defined in the Agreed Form Shareholders Agreement), ALCOA shall at all times act in good faith and use its reasonable endeavours to procure that each SPV Company shall, at all times, in respect of ALCOA’s investment in the relevant Company, operate in accordance with ALCOA’s obligations in the JV Shareholders Agreement, so far as such obligations relate directly to such Company.

2.5

ALCOA shall ensure that either (a) the SPV Companies become founding shareholders of the relevant Companies on the initial incorporation of such Companies, or (b) if ALCOA or another Affiliate of ALCOA is the founding shareholder on the initial incorporation of such Companies, ALCOA or such Affiliate shall transfer all of its interests (whether debt or

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equity), direct and/or indirect, in the capital of each of the Companies to the relevant SPV Companies.

2.6	Notwithstanding any other provision in this Memorandum, ALCOA undertakes during the period prior to execution of the Note Purchase Agreement in respect of the SPV Companies, that ALCOA shall not act or take any steps in respect of any Board Reserved Matter or Shareholder Reserved Matter in respect of any of the SPV Companies or the Companies, without the prior written consent of the INVESTOR. The INVESTOR shall provide such consent (or objection) promptly following ALCOA’s request therefor. In the event of an objection the Deadlock Resolution Procedure set out in clause 6.5(d) of the Agreed Form Shareholders Agreement shall be applied, mutatis mutandis.

3.	INCORPORATION OF THE SPV COMPANIES

3.1	ALCOA shall as soon as is reasonably practicable procure the incorporation of the SPV Companies under and in accordance with the laws of Hong Kong. ALCOA shall ensure that, to the extent practicable, the constitutive documents of the SPV Companies are consistent with the provisions of the Agreed Form Shareholders Agreement.

4.	EXECUTION OF THE PARTICIPATION DOCUMENTS

4.1	Promptly following:

(a)	execution by each of ALCOA and Ma’aden of the JV Shareholders Agreement; and

(b)	incorporation of all the SPV Companies,

ALCOA shall issue a notice to the INVESTOR specifying a date on which it wishes INVESTOR and/or INVESTOR’s Affiliates (if applicable) to execute the relevant agreements relating to the INVESTOR’s participation in the SPV Companies (the “Closing Date”).

4.2	The INVESTOR hereby irrevocably undertakes that on the Closing Date:

(a)	the INVESTOR will execute with an Affiliate of ALCOA the Agreed Form Note Purchase Agreement and the Agreed Form Shareholders Agreement in respect of each of the SPV Companies; and

(b)	in relation to the agreements entered into by the INVESTOR, A. Abunayyan Trading Corp, will execute the Agreed Form Parent Company Guarantee.

4.3	ALCOA hereby irrevocably undertakes that on the Closing Date:

(a)	ALCOA shall or ALCOA shall procure that an Affiliate of ALCOA shall execute with the INVESTOR the Agreed Form Note Purchase Agreement and the Agreed Form Shareholders Agreement in respect of each of the SPV Companies; and

(b)	ALCOA shall procure that each of the SPV Companies shall execute the Agreed Form Note Purchase Agreements and the Agreed Form Shareholders Agreement; and

(c)	in relation to the agreements entered into by an Affiliate of ALCOA (other than any SPV Company), ALCOA shall execute the Agreed Form Parent Company Guarantee.

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5.	ALLOCATION OF CERTAIN COSTS BETWEEN THE SPV COMPANIES

5.1	The Parties agree that the following allocations of responsibility in relation to the ALCOA LOC, the payment of Agreed Pre-Incorporation Costs and the payment of the Entry Payment shall be reflected in the Note Purchase Agreements and Shareholders Agreements to be executed pursuant to Clause 4:

	Mining & Refining SPV Company	Smelting SPV Company	Rolling SPV Company	Total

ALCOA LOC	US$140 million	None	none	US$	140 million

Agreed Pre- Incorporation Costs	to be decided in cooperation with Ma’aden	to be decided in cooperation with Ma’aden	to be decided in cooperation with Ma’aden	US$	55 million

Entry Payment	to be decided in cooperation with Ma’aden	to be decided in cooperation with Ma’aden	to be decided in cooperation with Ma’aden	US$	80 million

5.2	Fifty percent (50%) of the total amounts for each SPV Company set out in the above table shall be contributed by the INVESTOR by way of the purchase price for convertible promissory notes at the “Initial Closing” under the relevant Note Purchase Agreement.

5.3	The remaining fifty percent (50%) of the total amounts for each SPV Company set out in the above table shall be contributed by ALCOA or its Affiliate by way of subscription for ordinary shares in the SPV Companies concurrently with the “Initial Closing” under the relevant Note Purchase Agreement.

6.	TECHNOLOGY FEES ARRANGEMENTS

6.1	In respect of royalties that ALCOA or its Affiliates receive under either (a) the technology license agreement for the Mining & Refining Company or (b) the technology license agreement for Smelting Company, each entered into pursuant to the JV Shareholders Agreement (the “Royalties”), ALCOA or its Affiliates will, immediately upon receipt of such Royalties, issue a credit to the INVESTOR of one-half of the actual amount of Royalties received by ALCOA or its Affiliates, until a total of US$ 26 million has been so credited to the INVESTOR, and thereafter, the INVESTOR shall not be entitled to receive any additional credits for Royalties. The credits received within a calendar quarter shall first be used to offset any Royalties required to be paid by the Mining & Refining Company or the Smelting Company and allocable to INVESTOR through its participation in the Mining & Refining SPV Company or the Smelting SPV Company, as applicable; then, at INVESTOR’s direction, either to be used to satisfy its portion of such SPV Company’s funding requirements, or, at the end of the calendar year, any remainder payable to INVESTOR in immediately available funds upon INVESTOR’s demand.

7.	COMPLETION GUARANTEE ARRANGEMENTS

7.1	In respect of any Completion Agreements as part of the Financing Agreements for all the Companies under which a SPV Company is required to make payments of interest and/or principal (the “Required Payments”) to Senior Lenders in respect solely of delays in the commissioning of a Company’s operations (and, for the avoidance of doubt, not including any payments for cost overruns in respect of a Company’s operations) (the “Completion Guarantees”), the following shall apply:

(a)	ALCOA will enter into the Completion Guarantees in respect of the entire 40% interest in the Companies held by the SPV Companies, and will not seek private insurance to cover such liabilities. For the purposes of clarity and avoidance of doubt, the restriction on ALCOA to seek private insurance to cover such liabilities shall not, in any manner whatsoever, restrict or limit the INVESTOR from seeking private insurance to cover such liabilities.

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(b)	ALCOA will be responsible for fifty percent (50%) of the Required Payments under the Completion Guarantees.

(c)	In respect of the remaining fifty percent (50%) of the Required Payments under the Completion Guarantees:

(i)	INVESTOR shall bear and shall indemnify ALCOA in respect of the first US$ 200 million, in aggregate, of such Required Payments under the Completion Guarantees, plus

(ii)	Ten percent (10%) of such Required Payments under the Completion Guarantees in excess of US$ 200 million; and

(iii)	ALCOA will be responsible for the remainder of such Required Payments under the Completion Guarantees.

7.2	Subject to Clause 7.3 below, the INVESTOR, shall, in consideration for ALCOA’s assumption of the responsibilities in respect of the Completion Guarantees pursuant to Clause 7.1(c) pay ALCOA a fee of US$ 5 million per Company per year for four (4) years (for the avoidance of doubt, US$15 million per year for four (4) years, for a total of US$ 60 million). Each annual payment will be due and payable in total on or before the 31st day of January of each calendar year, beginning on July 31, 2010.

7.3	The INVESTOR shall have the option to terminate the arrangement contemplated in Clause 7.1(c) at any time by notice in writing to ALCOA and the Parties hereby agree that, in the event of such termination, each of ALCOA and the INVESTOR shall be responsible for fifty percent (50%) of all Required Payments under the Completion Guarantees that are to be made following such termination. Upon exercise of the option by the INVESTOR pursuant to this Clause 7.3, any and all obligations of the Investor arising from Clause 7.2 shall cease.

8.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

8.1	Each of ALCOA and the INVESTOR, severally and not jointly, represents and warrants as follows:

(a)	It is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated.

(b)	It has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Memorandum, and all necessary corporate and other action has been taken to authorize the execution, delivery and performance of this Memorandum.

(c)	Its officers or directors have the power and authority to act on its behalf in entering into this Memorandum, and any agreement required pursuant to this Memorandum.

(d)	It is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation.

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(e)	This Memorandum has been duly executed and constitutes a valid, legal and binding obligation of such party enforceable in accordance with its terms.

(f)	The execution and delivery of this Memorandum, and the performance by it of its obligations under and the transactions anticipated by this Memorandum will not contravene any law applicable to it or conflict with or result in a breach of or default under its or their corporate charter or other organizational documents or any agreement or other obligation binding on it.

(g)	With respect to all activities contemplated under this Memorandum, it has not, nor will it, or its directors, officers or employees pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a government official while knowing or having reason to believe that any portion of such exchange is for the purpose of: (i) influencing any act or decision of a government official in its official capacity, including the failure to perform an official function, in order to assist itself or any other person in obtaining or retaining business, or directing business to any third party; (ii) securing an improper advantage; (iii) inducing a government official to use its influence to affect or influence any act or decision of a governmental authority in order to assist itself or any other person in obtaining or retaining business, or directing business to any third party; or (iv) providing an unlawful personal gain or benefit, of financial or other value, to a government official.

8.2	ALCOA shall procure that, promptly following the formation of the Smelting Company, it will cooperate with Ma’aden to ensure that the Aluminium Purchase Agreement between Ma’aden (as seller) and ALCOA (as buyer) will be novated from Ma’aden to the Smelting Company (as seller) and from ALCOA to the Smelting SPV Company (as buyer).

9.	CONFIDENTIALITY

9.1	Each Party shall (a) ensure that the contents of this Memorandum and any confidential information regarding the Project or any other Party which it may learn in the course of negotiations for, or carrying out of this Memorandum, is treated by it in strict confidence and (b) only disclose such information to its directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, to the extent that such disclosure is necessary and (c) not make use of such information for purposes other than the implementation of the Parties’ cooperation hereunder unless such information: (i) is known to such Party prior to learning of it from the other; (ii) is obtained by such Party from a source other than the disclosing Party, which source, (A) did not require such Party to hold such secrets or information in confidence and (B) did not limit or restrict such Party’s use thereof; (iii) becomes public knowledge other than through the fault of such Party; (iv) is required to be disclosed by any competent legal or regulatory authority; (v) is required to be disclosed by any internationally recognized stock exchange, provided that in any such case the Party shall provide prompt written notice to the other Party prior to making such disclosure and provide details of the proposed form, nature and purpose of such disclosure so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this clause; (vi) is independently developed by such Party; or (vii) is permitted to be used or disclosed pursuant to the terms of a separate agreement between the disclosing Party and either the receiving Party, in which case such use or disclosure shall be governed by the terms of the relevant agreement.

9.2

Each Party shall impose on its professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, an equivalent obligation of confidentiality and shall obtain an undertaking of strict confidentiality from such professional advisers or

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consultants, or financial institution from whom the Party is seeking finance, on the terms set out in this Clause 9.

9.3	Specific information disclosed shall not be deemed to be within the foregoing exceptions simply because such information is included in more general information within the said exceptions. In addition any combination of information, features, concepts, designs or process flows, shall not be automatically deemed to be within the said exceptions simply because the individual items of information, features, designs, concepts or process flows are within the said exceptions.

10.	ANNOUNCEMENTS

Each Party shall notify the other Party of its intent to issue any press release or other public announcement with respect to this Memorandum or the transactions contemplated herein and, except as required by any competent legal or regulatory authority or any internationally recognized stock exchange, shall not issue any such release or announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld. Such consent shall not, however, be required in order for a Party (or its Affiliates) to include a reference to this the transactions contemplated herein annual, quarterly or current reports and similar publications or to file a copy of this Memorandum or any related document with any governmental authority to comply with the legal obligations of disclosure applicable to such Party (or its Affiliates) under the applicable laws.

11.	NOTICE

All notices, communications and demands of any kind which either Party may be required or desire to serve upon the other Party under the terms of this Memorandum shall be in writing and shall be deemed to have been effectively given if served by personal service or a recognised courier service (e.g., DHL, Federal Express) at the address of the Party indicated in this Memorandum or at such other address as may be designated by the party by a notice to the other given in conformity with this Memorandum. Notices shall be deemed delivered, in the case of personal service, upon delivery and in the case of courier, the recipient’s first clear Business Day at least four (4) complete calendar days after delivery to the courier. Notices may be delivered by facsimile transmission and shall be deemed delivered on the recipient’s first clear Business Day following the date of transmission, provided that confirmation of transmission has been recorded by the sender’s fax machine. Notices may also be delivered by electronic mail which shall be followed by a facsimile transmission confirming the same, and shall be deemed delivered on the recipient’s first clear Business Day following the date it is sent provided that the sender’s email messaging system shall not immediately thereafter have generated an unsuccessful transmission report.

12.	TERMINATION

12.1	This Memorandum shall come into force on the date of this Memorandum and shall remain in force until the later of:

(a)	the date on which the INVESTOR has received a total of US$ 26 million of credits pursuant to Clause 6.1; and

(b)	the date on which all Completion Agreements in relation to the Senior Debt for all three Companies have terminated.

12.2	Notwithstanding any termination of this Memorandum, the following provisions shall survive such termination as to all Parties: Clauses 9, 10, 11, 12, 13, 14 and 15. The Parties shall be deemed to continue to be parties to the Memorandum for such purposes only.

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12.3	Termination of this Memorandum with respect to any Party shall be without prejudice to the rights of any Party accrued prior to such termination.

13.	GENERAL PROVISIONS

13.1	This Memorandum and any documents referred to in it or executed contemporaneously with it, constitute the entire agreement between the Parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover. Each Party acknowledges that, in entering into this Memorandum and any documents referred to in it or executed contemporaneously with it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Memorandum or those documents. Nothing in this Clause 13.1 operates to limit or exclude any liability for fraud.

13.2	This Memorandum shall be binding on the Parties and their respective successors and assigns. Neither of the Parties may assign, grant any encumbrance over, or declare any trust in favour of a third party over, this Memorandum or any of its rights and obligations under it, except with the prior written consent of the other Party.

13.3	A variation of this Memorandum shall be in writing and signed by or on behalf of all Parties. A waiver of any right under this Memorandum is only effective if it is in writing and it applies only to the person to whom the waiver is addressed and the circumstances for which it is given. A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person. Unless specifically provided otherwise, rights arising under this Memorandum are cumulative and do not exclude rights provided by law.

13.4	Except as provided in this Memorandum, all costs in connection with the negotiation, preparation, execution and performance of this Memorandum shall be borne by the Party that incurred the costs.

13.5	The Parties to this Memorandum are not in partnership with each other and there is no relationship of principal and agent between them.

13.6	Each Party shall at all times act in good faith towards the other and shall use all reasonable endeavours to ensure that this Memorandum is observed. Each Party shall do all things necessary and desirable to give effect to the transactions contemplated by this Memorandum and the spirit and intention of this Memorandum.

13.7	The Parties hereby agree, for no consideration, to execute and deliver promptly all powers of attorney, consents and additional instruments, and to take any such further action which may reasonably be required in order to consummate the transactions anticipated by this Memorandum.

13.8	This Memorandum is made for the benefit of the Parties and their successors and permitted assigns and is not intended to benefit, or be enforceable by, anyone else. The right of the Parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this Memorandum is not subject to the consent of any person that is not a Party to this Memorandum.

13.9

If any provision of this Memorandum (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall

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apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

13.10	This Memorandum may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Memorandum and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of England.

14.2	Prior to referring to arbitration pursuant to Clause 14.3 below, any dispute, controversy or claim arising out of or in connection with this Memorandum, or the breach, termination or invalidity thereof, (for the purposes of this Clause 14 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 14.2, the Party wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 14, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties pursuant to this Clause 14.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

14.3	If any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 14.2 above within forty five (45) days of its referral to the Parties’ senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this Clause14.3), which ICC Rules are deemed to be incorporated into this Memorandum except to the extent expressly modified by this Clause14.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction. The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five (5) Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules. The place of arbitration shall be London, England. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of England applicable hereto.

14.4	If a dispute is referred to arbitration pursuant to Clause 14.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Memorandum shall continue to be carried out by the Parties.

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14.5	The courts of England shall, subject to Clause 14.6 below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Memorandum and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Memorandum. Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

14.6	Without resulting in the waiver of any remedy under this Memorandum and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 14 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 14.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

15.	NO LIABILITY FOR CONSEQUENTIAL LOSSES, ETC.

No Party or any of its Affiliates shall have any liability to the other Party (whether in contract, tort or otherwise) for any consequential, incidental, special or indirect losses (including loss of anticipated profits) arising from or relating to this Memorandum, whether out of any breach of this Memorandum, indemnity, any fault or negligence on the part of a Party or its Affiliates (or their respective employees) or otherwise.

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IN WITNESS WHEREOF, each Party has caused this Memorandum to be executed by its duly authorized representative as of the date first written above.

ALCOA INC.

By:	/s/ Klaus Kleinfeld
Name:	Klaus Kleinfeld
Title: President and Chief Executive Officer

ALUMINUM FINANCING LIMITED

By:	/s/ Mohamed Abdullah Abunayyan
Name:	Mohamed Abdullah Abunayyan
Title: Director

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SCHEDULE 1

INITIALLED JV SHAREHOLDERS’ AGREEMENT

The Initialed JV Shareholders’ Agreement is not included in this exhibit. See Exhibit 10(i) to company’s Current Report on Form 10-K for the year ended December 31, 2009 for the executed agreement.

SCHEDULE 2

AGREED FORM NOTE PURCHASE AGREEMENT

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Dated                            2009

[HONG KONG SPV]

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[ALCOA WORLD ALUMINA ENTITY]

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[ALUMINIUM FINANCING LIMITED]

NOTE PURCHASE AGREEMENT

CONTENTS

CLAUSE		PAGE

1	THE NOTES	2

2	PURCHASE AND SALE OF NOTES	2

3	REPRESENTATIONS AND WARRANTIES OF THE ISSUER	4

4	REPRESENTATIONS AND WARRANTIES OF AWA AND THE INVESTOR	5

5	COVENANTS	6

6	CONSIDERATION AND NOTES	7

7	FUNDAMENTAL EVENTS OF DEFAULT	8

8	REMEDIES	9

9	NO IMPAIRMENT	11

10	SHAREHOLDERS’ AGREEMENT AND TERMINATION	11

11	ACCOUNTING AND AUDIT	11

12	TAXES	12

13	DISTRIBUTION OF MA’ADEN PAYMENT FOR TRANSFERABLE INTERESTS	12

14	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	14

15	DEFINED TERMS AND INTERPRETATION	14

16	CONFIDENTIALITY	15

17	ANNOUNCEMENTS	15

18	NOTICE	16

19	GENERAL PROVISIONS	16

20	GOVERNING LAW AND JURISDICTION	17

21	NO LIABILITY FOR CONSEQUENTIAL LOSSES, ETC.	18

SCHEDULE 1 Shareholders’ Agreement		21

SCHEDULE 2 PROMISSORY Note AND CONVERSION NOTICE		22

SCHEDULE 3 Notice Addresses		26

i

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on December [—], 2009 among:

(1)	[HONG KONG SPV], a [—] company incorporated and registered in Hong Kong, with a mailing address of [—] (the “Issuer”); and

(2)	[ALCOA WORLD ALUMINA ENTITY], a [—] company incorporated and registered in [—], with a mailing address of [—] (“AWA”); and

(3)	[ALUMINUM FINANCING LIMITED], a [—] company incorporated and registered in [—], with a mailing address of [—] (“Investor”).

The Issuer, AWA and the Investor may hereinafter be referred to jointly as the “Parties” or individually as a “Party”.

RECITALS

(A)	WHEREAS, pursuant to that the Framework Shareholders’ Agreement dated [December 20], 2009 (“JV Shareholders’ Agreement”) between Saudi Arabian Mining Company (“Ma’aden”) and Alcoa Inc (“Alcoa”), Ma’aden and Alcoa entered into a joint venture for the development, construction, ownership and operation of an integrated mine, refinery, smelter and rolling mill in the Kingdom of Saudi Arabia (the “Joint Venture”), initially to be developed for: (i) the extraction of approximately 4,000,000 tpa of bauxite from the Al Ba’itha bauxite deposit in the Kingdom; (ii) the production of approximately 1,800,000 tpa of alumina and approximately 740,000 tpa of aluminum, and (iii) the production of approximately 250,000 tpa, which may be increased to 460,000 tpa, of rolling mill product, ((i), (ii) and (iii) hereinafter referred to as the “Project”), as well as potential future expansions of the Project;

(B)	WHEREAS, for the purposes of implementing the Joint Venture and carrying out the Project, Alcoa and Ma’aden are establishing several limited liability companies in, and under the laws of, the Kingdom of Saudi Arabia, one for the Mine at Al Ba’itha and for the Refinery at Ras Az Zawr called Ma’aden Bauxite & Alumina Company (the “Mining & Refining Company”), one for the Smelter called Ma’aden Aluminium Company (the “Smelting Company”), and one for the Rolling Mill, called Ma’aden Rolling Company (the “Rolling Company”) (each referred to as a “Company” and collectively as the “Companies”);

(C)	WHEREAS, in relation to each Company: (i) Ma’aden (and/or its Affiliate(s)) shall own, directly or indirectly, sixty percent (60%) of the issued share capital; and (ii) Alcoa (and/or its Affiliate(s)) shall own, directly or indirectly, forty percent (40%) of the issued share capital;

(D)	WHEREAS, AWA is an Affiliate of Alcoa and has incorporated the Issuer as a wholly owned subsidiary for purposes of holding forty percent (40%) of the issued share capital of the Mining & Refining Company;

(E)	WHEREAS, the Investor has agreed to provide financing to the Issuer in the form of convertible promissory notes pursuant to the terms and conditions of this Agreement and the Notes (as defined below);

(F)	WHEREAS, AWA and the Investor have on date hereof entered into a shareholders’ agreement to regulate certain matters relating to the Issuer following conversion of the Notes and the Investor becoming a Shareholder of the Issuer, a copy of which is set out in Schedule 1 hereto (the “Shareholders Agreement”);

(F)	WHEREAS, pursuant to (a) a note purchase agreement of even date between the Investor, [issuer] and [Alcoa Affiliate], the Investor has agreed to provide financing to [issuer] in the proportion of fifty percent (50%) of [issuer] funding responsibility in relation to its holding of forty percent (40%) of the issued share capital of the Smelting Company, the other fifty percent (50%) of [issuer] funding responsibility shall be met by [Alcoa Affiliate] and (b) a note purchase agreement of even date between the Investor, [issuer] and [Alcoa Affiliate], the Investor has agreed to provide financing to [issuer] in the proportion of fifty percent (50%) of [issuer] funding responsibility in relation to its holding of forty percent (40%) of the issued share capital of the Rolling Company, the other fifty percent (50%) of [issuer] funding responsibility shall be met by [Alcoa Affiliate] (the “Other Note Purchase Agreements”); and

(G)	WHEREAS, on the date hereof Alcoa has issued a parent company guarantee in respect of the obligations of AWA under this Agreement (the “Alcoa Guarantee”) and A. Abunayyan Trading Corporation has issued a parent company guarantee in respect of the obligations of the INVESTOR under this Agreement (the “INVESTOR Guarantee”).

NOW THEREFORE, the Parties agree as follows:

1	THE NOTES

(a)	The Issuer has authorized the issuance and sale, in accordance with the terms hereof, of the Issuer’s convertible promissory notes to the Investor (each, a “Note,” and collectively, the “Notes”). Each Note will be substantially in the form set forth in Part 1 of Schedule 2 hereto, and will be convertible into ordinary shares of the Issuer in accordance with the terms of such Note.

(b)	The Issuer agrees to issue and sell to the Investor, and, subject to and in reliance upon the representations, warranties, terms and conditions contained herein, the Investor agrees to purchase Notes in the aggregate principal amounts determined in accordance with this Agreement.

2	PURCHASE AND SALE OF NOTES

2.1.1	The Initial Closing

(a)

The initial purchase and sale of Notes shall take place at [TIME] ([CITY] time) on the Closing Date (the “Initial Closing”) at the offices of [—] or any other time and place agreed in writing by the Parties.

“Closing Date” means [DATE] or any other date agreed in writing by the Parties.

(b)	At the Initial Closing:

(i)	AWA shall subscribe for ordinary shares in the SPV Company, and make available funds for payment for such shares, and the SPV Company shall issue those shares, in each case to the value of US$[ ]; and

(ii)	Concurrently with which the SPV Company shall issue and sell to the Investor, and the Investor shall purchase a Note in the principal amount equal to US$[ ].

2.1.2	Additional Closings

(a)	After the Initial Closing, whenever Issuer is required to comply with any Cash Call or Development Committee Funding Call pursuant to the JV Shareholders’ Agreement (including any Cash Call or Development Committee Funding Call with respect to the payment of any Additional Pre-Incorporation Costs) (“Funding Call”), the Issuer shall hold a further closing (each an “Additional Closing”, and the term “Closing” is used herein refer to the Initial Closing or an Additional Closing, as applicable). At each Additional Closing:

(i)	AWA shall subscribe for ordinary shares in the SPV Company, and make available funds for payment for such shares, and the SPV Company shall issue those shares, in each case to the value of fifty percent (50%) of the amount of the relevant Funding Call; and

(ii)	concurrently with which the SPV Company shall issue and sell to the Investor, and the Investor shall purchase a Note in the principal amount equal to fifty percent (50%) of the amount of the relevant Funding Call.

(b)	The Issuer will deliver written notice to AWA and the Investor of its election to hold an Additional Closing at least eight (8) Business Days prior to the date scheduled for such Additional Closing. The Additional Closing shall take place at the [TIME] ([CITY] time) on the date specified in such written notice.

2.1.3	Payments and Delivery

(a)	At any Closing, the Issuer will deliver a Note (as provided for in Clauses 1 and 2) to the Investor against payment of the purchase price by the Investor.

(b)	The purchase price shall be paid by the Investor in immediately available funds in US Dollars or such other currency as may be specified in the relevant Funding Call.

3	REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to AWA and the Investor on an ongoing basis as of each Closing and as of the date hereof:

3.1.1	It is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated.

3.1.2	It has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Agreement and the Notes, and all necessary corporate and other action has been taken to authorize the execution, delivery and performance of this Agreement and the Notes.

3.1.3	Its officers have the power and authority to act on its behalf in entering into this Agreement and the Notes, and any agreement required pursuant to this Agreement and the Notes.

3.1.4	It is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation.

3.1.5	This Agreement has been duly executed and constitutes a valid, legal and binding obligation of the Issuer enforceable in accordance with its terms.

3.1.6	The execution and delivery of this Agreement and the Notes, and the performance by it of its obligations under and the transactions anticipated by this Agreement and the Notes will not contravene any law applicable to it or conflict with or result in a breach of or default under its or their corporate charter or other organizational documents or any agreement or other obligation binding on it.

3.1.7	With respect to all activities contemplated under this Agreement and the Notes, it has not, nor will it, or its directors, officers or employees pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of: (i) influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, the Issuer or any other person in obtaining or retaining business, or directing business to any third party; (ii) securing an improper advantage; (iii) inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, the Issuer or any other person in obtaining or retaining business, or directing business to any third party; or (iv) providing an unlawful personal gain or benefit, of financial or other value, to a Government Official.

3.1.8	The Notes, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued.

4	REPRESENTATIONS AND WARRANTIES OF AWA AND THE INVESTOR

4.1.1	Each of AWA and the Investor, severally and not jointly, represents and warrants as follows:

(a)	It is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated.

(b)	It has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Agreement, and all necessary corporate and other action has been taken to authorize the execution, delivery and performance of this Agreement.

(c)	Its officers have the power and authority to act on its behalf in entering into this Agreement, and any agreement required pursuant to this Agreement.

(d)	It is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation.

(e)	This Agreement has been duly executed and constitutes a valid, legal and binding obligation of the Investor enforceable in accordance with its terms.

(f)	The execution and delivery of this Agreement, and the performance by it of its obligations under and the transactions anticipated by this Agreement will not contravene any law applicable to it or conflict with or result in a breach of or default under its or their corporate charter or other organizational documents or any agreement or other obligation binding on it.

(g)	With respect to all activities contemplated under this Agreement and the Notes, it has not, nor will it, or its directors, officers or employees pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of: (A) influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, the Issuer or any other person in obtaining or retaining business, or directing business to any third party; (B) securing an improper advantage; (C) inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, the Issuer or any other person in obtaining or retaining business, or directing business to any third party; or (D) providing an unlawful personal gain or benefit, of financial or other value, to a Government Official.

4.1.2	Each of AWA and the Investor represents and warrants for the benefit of the other as follows:

(a)	The Investor represents that it is such Investor’s intention to acquire its Notes for its own account and that such Notes are being or will be acquired by it for the purpose of investment and not with a view to distribution. Subject to Clause 8, the Investor agrees that it will not sell or transfer any of the Notes.

(b)	AWA represents and warrants it shall be the legal and beneficial owner of any shares subscribed for by it in the SPV Company, and it shall not sell, transfer, assign or otherwise encumber those shares at any time other than to:

(i)	an AWA Group Company; or

(ii)	to assign, pledge or encumber such shares for the benefit of any of the Project lenders, and in accordance at all times with any Financing Agreements.

5	COVENANTS

5.1.1	The Issuer shall:

(a)	establish, prior to the Closing Date, bank accounts for the receipt and disbursement of US Dollars, Saudi Rials, Hong Kong Dollars and such the monies as may be required for purposes of this Agreement;

(b)	use the proceeds of the Initial Closing, together with funds provided by AWA through subscription for ordinary shares of the Issuer, to (A) procure the issuance to Ma’aden of the Alcoa LOC pursuant to the JV Shareholders Agreement, (B) pay to Alcoa the amount of [twenty seven million five hundred thousand US Dollars (US$27,500,000)] [Note: To be confirmed] being the proportion of the Pre-Agreed Incorporation Costs payable by Alcoa for and on behalf of the SPV Company pursuant to the JV Shareholders’ Agreement, and (C) pay to Alcoa the sum of [forty million US Dollars (US$40,000,0000)] [Note: To be confirmed] being the proportion of the Entry Payment payable by Alcoa for and on behalf of the SPV Company pursuant to the JV Shareholders’ Agreement;

(c)	use the proceeds of each Additional Closing, together with funds provided by AWA through subscription for ordinary shares of the Issuer, to discharge the corresponding Funding Call under the JV Shareholders Agreement;

(d)	comply with the terms and conditions of this Agreement and all Applicable Laws; and

(e)	make all payments due in respect of the Notes in accordance with the terms of the Notes;

5.1.2	AWA and the Investor shall:

(a)	comply with the terms and conditions of this Agreement and all Applicable Laws; and

(b)	subject to the terms of the Closing Memorandum in relation to Completion Guarantees (as defined therein), provide support and assistance to the Mining & Refining Company, including the provision of letters of credit, Completion Guarantees (as defined in clause 7.1 of the Closing Memorandum) or other support, in order to allow the Mining & Refining Company to implement the Financing Plan, arrange the Senior Debt contemplated thereby, enter into the Financing Agreements, and achieve Financial Close.

6	CONSIDERATION AND NOTES

6.1.1	Consideration

In consideration of Investor entering into this Agreement and continuing to commit to provide further funding to the Issuer in accordance with the terms of this Agreement, the Issuer hereby promises to pay and shall pay fifty percent (50%) of all dividends, distributions and/or other proceeds received by the Issuer from the Mining & Refining Company (the “Consideration”) to the Investor immediately in the same currency as such amounts are received in promptly following the date on which the Issuer receives such Consideration from the Mining & Refining Company.

6.1.2	Outstanding Consideration Payment

The Issuer shall pay to Investor any and all outstanding Consideration payments on or before the Voluntary Conversion Date or Mandatory Conversion Date (as the case may be).

6.1.3	Mandatory Conversion of Notes

If any Note remains outstanding on the date falling on the seventh anniversary of the date of this Agreement (the “Mandatory Conversion Date”), all of the outstanding principal amounts under a Note (and all other Notes issued to the Investor pursuant to this Agreement (irrespective of the issue date of each Note)) shall be converted automatically into ordinary shares of the Issuer at a price equal to the par value per share of the Issuer at the Mandatory Conversion Date. For the avoidance of doubt, upon conversion of all Notes issued to the Investor pursuant to the Purchase Agreement, such Investor shall own fifty percent (50%) of the Issuer’s ordinary shares as enlarged pursuant to such conversion.

6.1.4	Cancellation of Notes

Upon the mandatory conversion of the entire principal amount of all the Notes and issuance of the corresponding ordinary shares to the Investor all the Notes shall be cancelled.

6.1.5	Voluntary Conversion

(a)	To the extent that any principal amount remains outstanding under a Note, at any time (the “Voluntary Conversion Date”) during the period commencing on the earlier of (i) the Commercial Production Date in respect of the Mine and the Refinery or (ii) the closing date of an initial public offering of shares in the Mining & Refining Company, and ending on the Mandatory Conversion Date (both dates inclusive), Investor shall have the right to convert the outstanding principal amount of any Note(s) into ordinary shares of the Issuer, at par value, by way of delivering to the Issuer, at its registered office, substantially in the form of the conversion notice in the pro forma form set forth in Part 2 of Schedule 2 (the “Conversion Notice”).

(b)	Upon the receipt of the Conversion Notice, the [Issuer] shall forthwith, and in any event no later than five (5) Business Days thereafter, take and procure its board of directors to take all necessary actions to effect the conversion in accordance with the Conversion Notice, including registering the Investor as a shareholder of the Issuer at the Companies Registry of Hong Kong.

(c)	If the Investor elects to convert a Note pursuant to this Clause 6, all other Notes, if any, issued to the Investor pursuant to this Agreement (irrespective of the issue date of each Note) must be converted accordingly at the same time. For the avoidance of doubt, upon conversion of all Notes issued to the Investor pursuant to this Agreement, the Investor shall own fifty percent (50%) of the Issuer’s ordinary shares as enlarged pursuant to such conversion.

(d)	Upon the voluntary conversion of the aggregate principal amounts of all the Notes and issuance of the corresponding ordinary shares to the Investor all the Notes shall be cancelled.

7	FUNDAMENTAL EVENTS OF DEFAULT

Each of the following shall constitute a “Fundamental Event of Default” for the purposes of this Agreement:

7.1.1	the:

(a)	Investor shall have failed to pay (or procure the payment of) the purchase price for any note on the due date therefor pursuant to the terms of this Agreement or any Other Note Purchase Agreement; or

(b)	AWA, as the case may be, shall have failed to subscribe or to make available funds for the subscription of shares on the date therefore pursuant to the terms of this Agreement,

(each, a “Funding Default”) on more than three (3) occasions (whether or not such Funding Defaults are subsequently cured);

7.1.2	an Act of Insolvency shall have occurred in respect of the Investor, if applicable, any Investor Group Company that has guaranteed the obligations of the Investor pursuant to this Agreement;

7.1.3	an Act of Insolvency shall have occurred in respect of AWA, if applicable, any AWA Group Company that has guaranteed the obligations of AWA pursuant to this Agreement;

7.1.4	AWA or the Investor, as the case may be, shall have committed any breach (or series of breaches) of the provisions of this Agreement (other than as contemplated by Clauses 7.1.1(a) and (b) above) and such breach constitutes or evidences a failure on the part of AWA or the Investor, as the case may be, to comply with its obligations under this Agreement to an extent that has, or is likely to have, an effect or result which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition, effective management, results or prospects of the Issuer or the Mining & Refining Company (“Material Adverse Effect”) and such breach is not remedied within the Cure Period;

7.1.5	in relation to AWA, the Alcoa Guarantee ceases for any reason to be the legal, valid, binding and enforceable obligation of Alcoa; or

7.1.6	in relation to the Investor, the INVESTOR Guarantee ceases for any reason to be the legal, valid, binding and enforceable obligation of A. Abunayyan Trading Corporation.

8	REMEDIES

8.1.1	If a Funding Default shall occur in respect of the Investor, then AWA may (but shall not be obliged to) advance the required funding to the Issuer, in which case the Investor shall pay AWA on demand an amount equal to one hundred and fifteen percent (115%) of the amount of such advanced payment. Payment by the Investor of such amount to AWA shall operate to discharge the Investor’s obligation to pay the Note purchase price which was the subject of such Funding Default and upon AWA’s receipt of such payment the Issuer shall deliver the corresponding Note to the Investor.

8.1.2	If a Fundamental Event of Default shall occur in respect of the Investor, during the period that such Fundamental Event of Default subsists the Investor’s right to consent to Board Reserved Matters under Clause 10.1.2 shall be suspended.

8.1.3	If a Fundamental Event of Default in respect of the Investor shall occur, then AWA shall have the right to purchase, and require Investor to sell, those Notes then held by the Investor in the following manner:

(a)	on the first day immediately following the occurrence of a Fundamental Event of Default (the “Call Date”), Investor shall be deemed to have offered to sell all right, title and interest in all of such Notes to AWA upon and subject to the terms and conditions set out in this Clause 8;

(b)	AWA may, by notice in writing given to Investor not later than fourteen (14) Business Days following the Call Date, elect to accept

Investor’s offer in respect of all (but not less than all) of such Notes, failing which AWA shall be deemed to have rejected such offer;

(c)	provided that AWA has accepted the Investor’s offer in respect of all (but not less than all) of such Notes within the time period specified in sub-paragraph (ii) above, AWA shall purchase all of such Notes, and the Investor shall be obliged to sell, transfer and assign such Notes to AWA on the Transfer Closing Date (as defined below) in return for a purchase price calculated in accordance with Clause 8.1.4; and

(d)	the completion of the purchase and sale of such Notes shall take place on the date (which is ten (10) Business Days following the expiry of the fourteen (14) Business Day period referred to in sub-paragraph (ii) above, or such other date as may be agreed between the Parties (the “Transfer Closing Date”).

8.1.4	If AWA elects to accept the Investor’s offer to purchase such Notes, the purchase price for such Notes shall be as follows:

(a)	in the event that the Financing Completion Date for Phase 1 has not occurred, at a consideration of US$ 1.00;

(b)	in the event that the Financing Completion Date for Phase 1 has occurred but the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has not occurred, at a consideration equal to sixty percent (60%) of the aggregate principal amount of such Notes;

(c)	in the event that the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has occurred but the fifth (5th) anniversary of such date has not occurred, at a consideration equal to seventy five percent (75%) of the aggregate principal amount of such Notes; and

(d)	in the event that the fifth (5th) anniversary referred to in sub-paragraph (iii) above has occurred, at a consideration equal to eighty five percent (85%) of the aggregate principal amount of such Notes.

8.1.5	Upon completion of any such purchase in accordance with this Clause 8 this Agreement shall terminate.

8.1.6	If a Funding Default shall occur in respect of AWA:

(a)	and the Investor has advanced funding to the Issuer on behalf of AWA, AWA shall pay the Investor on demand one hundred and fifteen percent (115%) of the amount of such advanced payment; and

(b)

for so long as a Funding Default is continuing, any amount of cash that would otherwise be payable by the Issuer to AWA including, without limitation, any Distribution shall from time to time be set-off against the obligations owed by AWA in respect of such Funding Default. Any amounts retained by the Issuer as a result of such set-off shall be applied: firstly, to pay any advance funding paid by the Investor on behalf of AWA due to such Funding Default in accordance with Clause 8.1.6(a); second, to meet AWA’s obligations to advance funds pursuant to any Closing under this Agreement; and the balance (if any) shall be paid to AWA, and the application of such funds shall be deemed to discharge in full the obligations of the Issuer to AWA in respect of any such Distribution.

9	NO IMPAIRMENT

The Issuer shall not, by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Notes, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Investor under this Agreement and the Notes against wrongful impairment.

10	SHAREHOLDERS’ AGREEMENT AND TERMINATION

10.1.1	Upon the registration of Investor at the Companies Registry of Hong Kong, the Shareholders’ Agreement will enter into effect between AWA and the Investor, and this Agreement shall terminate.

10.1.2	Notwithstanding the foregoing, and subject to Clause 8.1.2, AWA and the Issuer undertake during the period prior to conversion of the Notes that neither the board of directors nor the shareholders of the Issuer shall adopt any resolution in relation to any Board Reserved Matter or Shareholders Reserved Matter (each as defined in the Shareholders Agreement) without the prior written consent of the Investor. Investor shall provide such consent (or objection) promptly following AWA’s request therefor. In the event of an objection the Deadlock Resolution Procedure set out in clause 6.5(d) of the Shareholders Agreement shall be applied, mutatis mutandis.

11	ACCOUNTING AND AUDIT

11.1	The Issuer shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in Hong Kong, and such other jurisdictions as the Investor and AWA may require.

11.2	The Investor and its authorized representatives shall be allowed access during reasonable times to examine the books and records of the Issuer.

11.3	The Issuer shall supply the Investor with a copy of the audited accounts of the Issuer prepared in accordance with the laws applicable in, and the accounting standards, principles and practices generally accepted in, Hong Kong, within [NUMBER] months of the end of the year to which the audited accounts relate.

11.4	The Issuer shall deliver to the Investor at its reasonable request all books, minutes, records, accounts and other documents which the Issuer is entitled to review pursuant to the JV Shareholders’ Agreement which relate to the affairs, finances and activities of the Mining & Refining Company and/or the Project.

12	TAXES

12.1	The Issuer shall be responsible for and bear the cost of any and all taxes, including income and withholding taxes, imposed upon it as a result of its operations, including, but not limited, to its ownership interest in the Mining & Refining Company; receipt of dividends or distributions from the Mining & Refining Company; and receipt of interest from Shareholder Loans made to the Mining & Refining Company.

12.2	Each Party shall bear its own taxes where such taxes or their equivalent are payable as a result of the transaction contemplated in this Agreement in accordance with all Applicable Laws.

12.3	Subject to Clause 12.4, the Investor shall bear the cost of any Hong Kong withholding tax imposed on any payments made to it by the Issuer in connection with the Notes. The Issuer may withhold from any payments to be made to the Investor by the Issuer any withholding tax for which the Investor is responsible and the Investor shall promptly pay the Issuer any additional amounts required to cover any withholding tax for which the Investor is responsible. The Issuer will provide the Investor with copies of all applicable tax receipts.

12.4	In the event of any withholding tax being imposed on any payments to the Investor by the Issuer, each Party shall, in consultation with the Investor, take all reasonable steps (subject to any Applicable Law) to assist mitigate any circumstances which arise and which would result in any withholding tax being imposed or being payable including (but not limited to) enabling: (a) changing the jurisdiction of incorporation of the Issuer; (b) accelerating the conversion of the Notes into ordinary shares in the Issuer; or (c) Investor transferring its rights and obligations under this Agreement and the Shareholders Agreement to an Affiliate.

13	DISTRIBUTION OF MA’ADEN PAYMENT FOR TRANSFERABLE INTERESTS

13.1.1	If a Funding Default occurs in respect of which the INVESTOR is the defaulting Party and such Funding Default solely and directly causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its rights under Clause 14.3(b)(ii), Clause 14.3(b)(iii) or Clause 14.3(b)(iv) of the JV Shareholders’ Agreement, any amounts payable by Ma’aden pursuant to those Clauses shall be allocated between AWA and the INVESTOR as follows:

(a)	in the case that Clause 14.3(b)(ii) of the JV Shareholders’ Agreement applies, first to AWA an amount equal to AWA’s SPV Paid in Capital and SPV Shareholder Loans, and second the balance of such amount to INVESTOR; or

(b)	in the case that Clause 14.3(b)(iii) or Clause 14.3(b)(iv) of the JV Shareholders’ Agreement applies, first to AWA, an amount equal to the fair market value (as determined in accordance with the JV Shareholders’ Agreement) of fifty percent (50%) of ALCOA’s or the SPV Company’s (as the case may be) Transferable Interests in the Mining & Refining Company at the date of transfer as determined in accordance with the JV Shareholders’ Agreement, and second the balance of such amount to the INVESTOR.

13.1.2	If a Funding Default occurs in respect of which the INVESTOR is the defaulting Party and such Funding Default solely and directly causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its right under Clause 14.3(b)(i) of the JV Shareholders’ Agreement, AWA shall receive a liquidated damages payment from the INVESTOR in the amount of US$ 10 million.

13.1.3	If an Event of Default occurs in respect of which AWA is the defaulting Party and such Event of Default causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its rights under Clause 14.3(b)(ii), Clause 14.3(b)(iii), or Clause 14.3(b)(iv) of the JV Shareholders’ Agreement any amounts payable by Ma’aden pursuant to those Clauses shall be allocated between AWA and the INVESTOR as follows:

(a)	in the case that Clause 14.3(b)(ii) of the JV Shareholders’ Agreement applies, first to INVESTOR an aggregate amount equal to INVESTOR’s SPV Paid in Capital, and SPV Shareholder Loans, and second the balance of such amount to AWA; or

(b)	in the case of Clause 14.3(b)(iii) or 14.3(b)(iv) of the JV Shareholders’ Agreement applying, first to INVESTOR, an amount equal to the fair market value (as determined in accordance with the JV Shareholders’ Agreement) of fifty percent (50%) of ALCOA’s or the SPV Company’s (as the case may be) Transferable Interests in the Mining & Refining Company at the date of transfer as determined in accordance with the JV Shareholders’ Agreement, and second the balance of such amount to AWA.

13.1.4	If an Event of Default occurs in respect of which AWA is the Defaulting Party and such Event of Default solely and directly causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its right under Clause 14.3(b)(i) of the JV Shareholders’ Agreement, INVESTOR shall receive a liquidated damages payment from AWA in the amount of US$ 10 million.

13.1.5

If Ma’aden elects to exercise its rights under clause 14.3 of the JV Shareholders’ Agreement to purchase any or all of ALCOA or its Affiliates Transferable Interests in the Mining & Refining Company in any other circumstances, or exercises its rights under clause 15 of the JV Shareholders’ Agreement to purchase such interests, any amounts received by the SPV

Company in respect of such purchase shall be distributed to or otherwise allocated between AWA and the INVESTOR equally.

13.1.6	If Ma’aden elects to exercise its rights under clause 14.4(f)(i) of the JV Shareholders’ Agreement to dilute any or all of ALCOA or its Affiliates Transferable Interests in the Mining & Refining Company as a result of a funding default (as defined in the JV Shareholders’ Agreement):

(a)	To the extent that such funding default is due to AWA, then AWA must make a true-up payment on demand to the INVESTOR to return the respective contributions such that AWA and INVESTOR have contributed equally; or

(b)	To the extent that such funding default is due to the INVESTOR, then the INVESTOR must make a true-up payment on demand to AWA to return the respective contributions such that AWA and INVESTOR have contributed equally.

13.1.7	The Parties shall take such steps as may be necessary pursuant to Hong Kong law to facilitate the allocations provided for in this Clause 13.

14	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties made in this Agreement and the Notes or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

15	DEFINED TERMS AND INTERPRETATION

15.1.1	Capitalized terms that are used in this Agreement but not defined herein shall have the meanings ascribed to them in the Shareholders’ Agreement. The principles of interpretation set out in clauses 1.3-1.15 of the Shareholders’ Agreement shall apply to this Agreement, mutatis mutandis.

15.1.2	Capitalized terms that are used in this Agreement but not defined herein or in the Shareholders’ Agreement shall have the meanings ascribed to them in the JV Shareholders’ Agreement.

15.1.3	The following capitalized terms shall have the corresponding meaning set out beside them, when referred to in this Agreement:

(a)	Investor Group Company means Investor, Investor’s ultimate parent company and those companies which are subsidiaries or subsidiary undertakings of Investor or its ultimate parent company; and

(b)	AWA Group Company means AWA, AWA’s ultimate parent company and those companies which are subsidiaries or subsidiary undertakings of AWA or its ultimate parent company.

16	CONFIDENTIALITY

16.1	Each Party shall (a) ensure that the contents of this Agreement and any confidential information regarding the Project or any other Party which it may learn in the course of negotiations for, or carrying out of this Agreement, is treated by it in strict confidence and (b) only disclose such information to its directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, to the extent that such disclosure is necessary and (c) not make use of such information for purposes other than the implementation of the Parties’ cooperation hereunder unless such information: (i) is known to such Party prior to learning of it from the other; (ii) is obtained by such Party from a source other than the disclosing Party which source, (A) did not require such Party to hold such secrets or information in confidence and (B) did not limit or restrict such Party’s use thereof; (iii) becomes public knowledge other than through the fault of such Party; (iv) is required to be disclosed by any competent legal or regulatory authority; (v) is required to be disclosed by any internationally recognized stock exchange, provided that in any such case the Party shall provide prompt written notice to the other Party prior to making such disclosure and provide details of the proposed form, nature and purpose of such disclosure so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this clause; (vi) is independently developed by such Party; or (vii) is permitted to be used or disclosed pursuant to the terms of a separate agreement between the disclosing Party and either the receiving Party, in which case such use or disclosure shall be governed by the terms of the relevant agreement.

16.2	Each Party shall impose on its professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, an equivalent obligation of confidentiality and shall obtain an undertaking of strict confidentiality from such professional advisers or consultants, or financial institution from whom the Party is seeking finance, on the terms set out in this Clause 16.

16.3	Specific information disclosed shall not be deemed to be within the foregoing exceptions simply because such information is included in more general information within the said exceptions. In addition any combination of information, features, concepts, designs or process flows, shall not be automatically deemed to be within the said exceptions simply because the individual items of information, features, designs, concepts or process flows are within the said exceptions.

17	ANNOUNCEMENTS

Each Party shall notify the other Party of its intent to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated herein and, except as required by any competent legal or regulatory authority or any internationally recognized stock exchange, shall not issue any such release or announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld. Such consent shall not, however, be required in order for a Party (or its Affiliates) to include a reference to this the transactions contemplated herein annual, quarterly or current reports and similar publications or to file a copy of this Agreement or any related document with any governmental authority to comply with the legal obligations of disclosure applicable to such Party (or its Affiliates) under the applicable laws.

18	NOTICE

All notices, communications and demands of any kind which either Party may be required or desire to serve upon the other Party under the terms of this Agreement shall be in writing and shall be deemed to have been effectively given if served by personal service or a recognised courier service (e.g., DHL, Federal Express) at the address of the Party indicated in Schedule 3 to this Agreement or at such other address as may be designated by the party by a notice to the other given in conformity with this Agreement. Notices shall be deemed delivered, in the case of personal service, upon delivery and in the case of courier, the recipient’s first clear Business Day at least four (4) complete calendar days after delivery to the courier. Notices may be delivered by facsimile transmission and shall be deemed delivered on the recipient’s first clear Business Day following the date of transmission, provided that confirmation of transmission has been recorded by the sender’s fax machine. Notices may also be delivered by electronic mail which shall be followed by a facsimile transmission confirming the same, and shall be deemed delivered on the recipient’s first clear Business Day following the date it is sent provided that the sender’s email messaging system shall not immediately thereafter have generated an unsuccessful transmission report.

19	GENERAL PROVISIONS

19.1	This Agreement, and any documents referred to in it or executed contemporaneously with it, constitute the entire agreement between the Parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover. Each Party acknowledges that, in entering into this Agreement and any documents referred to in it or executed contemporaneously with it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents. Nothing in this Clause 19.1 operates to limit or exclude any liability for fraud.

19.2	This Agreement shall be binding on the Parties and their respective successors and assigns. Neither of the Parties may assign, grant any encumbrance over, or declare any trust in favour of a third party over, this Agreement or any of its rights and obligations under it, except with the prior written consent of the other Party.

19.3	A variation of this Agreement shall be in writing and signed by or on behalf of all Parties. A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given. A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person. Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

19.4	Except as provided in this Agreement, all costs in connection with the negotiation, preparation, execution and performance of this Agreement shall be borne by the Party that incurred the costs.

19.5	The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

19.6	Each Party shall at all times act in good faith towards the other and shall use all reasonable endeavours to ensure that this Agreement is observed. Each Party shall do all things necessary and desirable to give effect to the transactions contemplated by this Agreement and the spirit and intention of this Agreement.

19.7	The Parties hereby agree, for no consideration, to execute and deliver promptly all powers of attorney, consents and additional instruments, and to take any such further action which may reasonably be required in order to consummate the transactions anticipated by this Agreement.

19.8	This Agreement is made for the benefit of the Parties and their successors and permitted assigns and is not intended to benefit, or be enforceable by, anyone else. The right of the Parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any person that is not a Party to this Agreement.

19.9	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

19.10	This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

20	GOVERNING LAW AND JURISDICTION

20.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Hong Kong.

20.2	Prior to referring to arbitration pursuant to Clause 20.3 below any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, (for the purposes of this Clause 20 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 20.2, the Party wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 20, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties pursuant to this Clause 20.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

20.3	If any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 20.2 above within forty five (45) days of its referral to the Parties’

senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this Clause 20.3), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 20.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction. The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules. The place of arbitration shall be Hong Kong. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of Hong Kong applicable hereto.

20.4	If a dispute is referred to arbitration pursuant to Clause 20.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the Parties.

20.5	The courts of Hong Kong shall, subject to Clause 20.6 below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of Hong Kong being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of Hong Kong are not a convenient or appropriate forum.

20.6	Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 20 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 20.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

21	NO LIABILITY FOR CONSEQUENTIAL LOSSES, ETC.

Without prejudice to Clauses 8 and 13, no Party or any of its Affiliates shall have any liability to the other Party (whether in contract, tort or otherwise) for any consequential, incidental, special or indirect losses (including loss of anticipated profits) arising from or relating to this Agreement, whether out of any breach of this Agreement, indemnity, any fault or negligence on the part of a Party or its Affiliates (or their respective employees) or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

[HONG KONG SPV]

By:
Name:
Title:

[ALCOA WORLD ALUMINA ENTITY]

By:
Name:
Title:

[ALUMINUM FINANCING LIMITED]

By:
Name:
Title:

SCHEDULE 1

SHAREHOLDERS’ AGREEMENT

SCHEDULE 2

PROMISSORY NOTE AND CONVERSION NOTICE

PART 1 – FORM OF NOTE

[HONG KONG SPV]

CONVERTIBLE PROMISSORY NOTE

US$[—] [—], 2009

FOR VALUE RECEIVED, [HONG KONG SPV], [—] company incorporated and registered in Hong Kong, with a registered address of [—] (the “Issuer”), hereby promises, subject to the terms of the Purchase Agreement, to pay to the order of [INVESTOR FULL NAME] (the “Investor”) the principal amount of [—] (US$[—]).

1.	This Note is one of a series of Convertible Promissory Notes of like tenor issued by the Issuer pursuant to the Note Purchase Agreement, dated as of [—], 2009, entered into between the Issuer, AWA and the Investor (as the same may be amended or otherwise modified from time to time, hereinafter referred to as the “Purchase Agreement”). This Note will be registered on the books (include the register of noteholder) of the Issuer or its agent. Any transfer of this Note will be effected only by surrender of this Note to the Issuer and reissuance of a new note to the transferee in accordance with the terms herein and the applicable terms of the Purchase Agreement. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement.

2.	Conversion and Compensation

This Note shall be converted into ordinary shares of the Issuer in accordance with the terms of the Purchase Agreement.

This Note entitles the Investor to payment of Consideration Issuer in accordance with the terms of the Purchase Agreement.

3.	Transfer of Note

The Investor may not transfer this Note except to AWA as set forth in Clause 8 of the Purchase Agreement.

4.	New Note

Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, the Issuer will issue a new Note, of like tenor and amount and dated the date if issuance, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Investor agrees to indemnify and hold harmless the Issuer in respect of any such lost, stolen, destroyed or mutilated Note.

5.	Right or Remedy

A right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

6.	Notices

All notices, communications and demands of any kind which either Party may be required or desire to serve upon the other Party under the terms of this Note shall be in writing and shall be deemed to have been effectively given if served by personal service or a recognized courier service (e.g., DHL, Federal Express) at the address of the Party indicated in Schedule 3 to the Purchase Agreement or at such other address as may be designated by the party by a notice to the other given in conformity with this Note. Notices shall be deemed delivered, in the case of personal service, upon delivery and in the case of courier, the recipient’s first clear business day at least four (4) complete calendar days after delivery to the courier. Notices may be delivered by confirmed telecopy and shall be deemed delivered on the recipient’s first clear business day following the date of transmission, provided that an answer back confirmation is available and received. Notices may also be delivered by electronic mail which shall be followed by a facsimile transmission confirming the same and shall be deemed delivered on the recipient’s first clear Business Day following the date of receipt of an automated delivery receipt or confirmation from the relevant server.

7.	Successors and Assigns

This Note applies to, inures to the benefit of, and binds the successors and permitted assigns of the parties hereto.

8.	Choice of Law; Jurisdiction

This Note and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Hong Kong.

Any dispute or claim that arises out of or in connection with this Note shall be resolved in accordance with clause 20 of the Purchase Agreement.

9.	Severability

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

IN WITNESS WHEREOF, the Issuer has caused this Note to be executed by its duly authorized representative as of the date first written above.

[HONG KONG SPV]

By:
Name:
Title:

PART 2 – FORM OF CONVERSION NOTICE

CONVERSION NOTICE

To:

[HK SPV Company]

[Registered Office]

Pursuant to the terms of the Convertible Promissory Note(s) [No(s). ] dated [ ] (“Notes”), we, [Investor], as the lawful holder of the above Notes, hereby irrevocably elects to convert the outstanding [balance / principal amount] of the Notes into [ ] fully-paid Ordinary Shares of the [HK SPV Company] in accordance with the terms of the Purchase Agreement, the terms of the Notes and the terms below:

Amount to be converted: [In words]

Total Numbers of Ordinary
Shares converted into: [In words]

Par value of each
Ordinary Share: [In words]

Total value of Ordinary
Shares converted into: [In words]

Conversion Date:
(Date on which this Conversion Notice is delivered and served on the Company)

Signature:
For and on behalf of [Investor]
Name:
Title:

SCHEDULE 3

NOTICE ADDRESSES

[TO BE INSERTED]

SCHEDULE 3

AGREED FORM SHAREHOLDERS AGREEMENT

15

DATED

[                    ]

SHAREHOLDERS’ AGREEMENT FOR

[SPV1- MINING & REFINING COMPANY]

BETWEEN

[ALCOA WORLD ALUMINA ENTITY]

AND

[INVESTOR]

	CONTENTS
	CLAUSE
1.	INTERPRETATION	4
2.	EFFECTIVENESS OF THIS AGREEMENT	16
3.	PURPOSE AND BUSINESS OF THE SPV COMPANY	16
4.	RESTRUCTURING OF THE SPV ON THE EFFECTIVE DATE	17
5.	NOT USED	18
6.	DIRECTORS AND MANAGEMENT	18
7.	FINANCING OF THE SPV COMPANY	24
8.	DEFAULT FEE	26
9.	EVENTS OF DEFAULT AND CONSEQUENCES	27
10.	OBLIGATIONS OF THE INVESTOR, AWA AND THE SPV COMPANY	35
11.	ACCOUNTING AND AUDIT	36
12.	TAX	38
13.	DIVIDEND AND DISTRIBUTION POLICY	39
14.	TERM	39
15.	TRANSFER OF SHARES	42
16.	RIGHT TO MATCH	43
17.	TAG-ALONG RIGHTS	44
18.	VALUATIONS	46
19.	TRANSFER PROCEDURES	47
20.	PUT AND CALL OPTION	49
21.	CONFIDENTIALITY	51
22.	WARRANTY	52
23.	ENTIRE AGREEMENT	54
24.	ASSIGNMENTS	54
25.	VARIATION AND WAIVER	55
26.	COSTS	55
27.	NO PARTNERSHIP	55
28.	GOOD FAITH	56
29.	THIRD PARTY RIGHTS	56
30.	NOTICE	56
31.	ANNOUNCEMENTS	57
32.	LANGUAGE	57
33.	SEVERANCE	58
34.	FURTHER ASSURANCE	58
35.	COUNTERPARTS	60
36.	PRIORITY OF DOCUMENTS	60
37.	GOVERNING LAW AND JURISDICTION	60
38.	NO LIABILITY FOR CONSEQUENTIAL LOSSES, ETC	64

THIS SHAREHOLDERS’ AGREEMENT (hereinafter referred to as the

“Agreement”), is made and entered into on                     , 2009 between:

(1)	[FULL INVESTOR NAME] incorporated and registered in [COUNTRY OF INCORPORATION] with company number [NUMBER] whose [registered office OR principal place of business] is at [REGISTERED OFFICE ADDRESS OR PRINCIPAL PLACE OF BUSINESS ADDRESS] (“INVESTOR”).

(2)	[ALCOA WORLD ALUMINA ENTITY], incorporated and registered in [COUNTRY OF INCORPORATION] with company number [NUMBER] whose [registered office OR principal place of business] is at [REGISTERED OFFICE ADDRESS OR PRINCIPAL PLACE OF BUSINESS ADDRESS] (“AWA”).

(INVESTOR and AWA may hereinafter be referred to jointly as the “Parties” or individually as a “Party”).

BACKGROUND

(A)	WHEREAS, pursuant to a certain Aluminium Project Framework Shareholders’ Agreement dated [December 20], 2009 (“JV Shareholders’ Agreement”) between Saudi Arabian Mining Company (“Ma’aden”) and ALCOA, ALCOA entered into a joint venture for the development, construction, ownership and operation of an integrated mine, refinery, smelter and rolling mill in the Kingdom of Saudi Arabia (the “Joint Venture”), initially to be developed for:

(i)	the extraction of approximately 4,000,000 tpa of bauxite from the Al Ba’itha bauxite deposit in the Kingdom;

(ii)	the production of approximately 1,800,000 tpa of alumina and approximately 740,000 tpa of aluminium; and

(iii)	the production of approximately 250,000 tpa, which may be increased to 460,000 tpa, of rolling mill product,

((i), (ii) and (iii) hereinafter referred to as the “Project”), as well as potential future expansions of the Project;

(B)	WHEREAS, for the purposes of implementing the Joint Venture and carrying out the Project, ALCOA and Ma’aden are establishing three limited liability companies in, and under the laws of, the Kingdom of Saudi Arabia, one for the Mine at Al Ba’itha and for the Refinery at Ras Az Zawr called Ma’aden Bauxite & Alumina Company (the “Mining & Refining Company”), one for the Smelter called Ma’aden Aluminium Company (the “Smelting Company”), and one for the Rolling Mill, called Ma’aden Rolling Company (the “Rolling Company”) (each referred to as a “Company” and collectively as the “Companies”);

(C)	WHEREAS, in relation to the Mining & Refining Company:

(i)	Ma’aden (and/or its Affiliate(s)) shall own, directly or indirectly, sixty percent (60%) of the issued share capital; and

(ii)	the SPV Company shall own, directly or indirectly, forty percent (40%) of the issued share capital;

(D)	WHEREAS, AWA and INVESTOR have agreed to form and jointly own a limited liability company in Hong Kong for the purposes of holding the ownership interest in the Mining & Refining Company (the “SPV Company”) in accordance with this Agreement; and

(E)	WHEREAS, INVESTOR and AWA will exercise their rights in relation to the SPV Company on the terms and conditions of this Agreement.

NOW THEREFORE, intending to be legally bound, the Parties agree as follows:

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

“Act of Insolvency” means, in respect of any person, the occurrence of one or more of the following events (or any event analogous to the following events in any jurisdiction):

(a)	such person is unable, or admits inability, to pay its debts as they fall due in the ordinary course; or

(b)	a moratorium is declared in respect of any indebtedness of such person; or

(c)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such person other than a solvent liquidation or reorganisation of such person;

(ii)	a composition, compromise, assignment or arrangement with any creditor of such person; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of such person), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such person or any of its assets, and such action, legal proceedings or other procedure or step is acquiesced to by such person or shall result in the entry of an order for relief or shall remain unsatisfied or undischarged for sixty (60) days.

“Adherence Agreement” means an adherence agreement in substantially the form attached at Schedule E.

“Affiliate” means, in relation to any person, any entity which Controls, or is directly or indirectly Controlled by or under common Control with, such person, provided that no Company shall be deemed to be an Affiliate of a Party. The Parties acknowledge and agree that the SPV Company is an Affiliate of ALCOA.

“ALCOA” means Alcoa Inc. a corporation under the laws of the Commonwealth of Pennsylvania, USA, whose principle place of business is at 390 Park Avenue, New York, NY 1022, USA.

“ALCOA Guarantee” means the parent company guarantee issued by ALCOA in respect of AWA’s obligations under this Agreement as at the date hereof and substantially in the form set out in Schedule 4 to the Closing Memorandum.

“Alternate Director” means a person appointed by a Director to attend meetings of the Board and to vote at such meetings on the Director’s behalf.

“Applicable Laws” means all legally binding and applicable laws, decrees, directives, orders, regulations or rules of any Governmental Authority, including (for the avoidance of doubt) laws relating to the prohibition of the corruption of public officials which are applicable to the Party such as the U.S. Foreign Corrupt Practices Act.

“Articles” means the new articles of association of the SPV Company to be adopted on the Effective Date in a form which is consistent, and does not conflict with the terms and conditions of this Agreement as amended or superseded from time to time.

“AWA” has the meaning given in the introduction.

“AWA Director” means any director appointed to the Board by AWA from time to time.

“AWA Shares” means the Shares held by AWA from time to time.

“AWA Tag Notice” has the meaning given in Clause 17.5.

“Board” means the board of directors of the SPV Company as constituted from time to time.

“Board Reserved Matters” means the matters listed in Part A of Schedule B hereto.

“Business” means the business of, inter alia, being engaged in the mining of bauxite and the refining of alumina through its shareholdering interest in the Mining & Refining Company which in turn will undertake the development, construction, ownership and operation of the Mine and the Refinery including the extraction of approximately 4,000,000 tpa of bauxite from the Mine and the production of approximately 1,800,000 tpa of alumina in the Refinery.

“Business Day” means a day on which banks in Hong Kong, the Kingdom and New York, U.S.A. are generally open for business and on which instructions to transfer same-day funds can be executed.

“Call Date” has the meaning given in Clause 9.3(b).

“Call Option” has the meaning given in Clause 20.1.

“Call Option Completion Date” has the meaning given in Clause 20.4(b).

“Call Option Notice” has the meaning given in Clause 20.4.

“Chairman” means the chairman of the Board appointed by AWA from time to time.

“Closing Memorandum” shall mean the memorandum of signing entered into between Alcoa and [the INVESTOR] dated [                    ] governing, inter alia, the entry into this Agreement by the Parties.

“Commercial Production Date” means the commercial production date for the Mine, the Refinery and the Smelter as determined under the JV Shareholders’ Agreement.

“Commission Rate” means a commission rate which is calculated as being equivalent to:

(a) the offered rate per annum for one month deposits in US Dollars which appears on the appropriate page of the Reuters screen or such other page as may replace that page for the purpose of displaying offered rates of lending banks for London interbank deposits at or about 11:00 a.m. (London time) on the first London Banking Day of each month, or, if more than one such rate appears on such page on such day, the arithmetic mean of such rates (rounded upward to the nearest five decimal places); and

(b) if no such rate appears on the Reuters screen page referred to in paragraph (a) above (or any such replacement page), the arithmetic mean (rounded upwards to the nearest five decimal places) of the offered rates per annum quoted by Barclays Bank, London Branch, and HSBC Bank, London Branch (or their successors in interest), at which deposits in US Dollars for one month are being offered by such banks (or their successors in interest) to prime banks in the London interbank market at or about 11:00 a.m. (London time) on the first London Banking Day of each month; or

(c) if none or only one of the banks referred to in paragraph (b) above are offering rates for deposits on the terms referred to in that paragraph, the rate per annum quoted by such bank as the Party who does not owe such commission in consultation with the Party that owes such commission may select from time to time at which deposits in US Dollars for one month are being offered by such bank to prime banks in the London interbank market at or about 11.00 a.m. (London time) on the first London Banking Day of each month.

“Companies” and “Company” have the meaning given in Background.

“Control” means in relation to any person, the right of another person or persons acting together, whether in law or in fact (including by way of contract), to secure by means of the holding of shares bearing fifty percent (50%) or more of the voting rights attaching to all the shares in such person, or by having the power to control the composition of the board of managers/directors or other governing body of such person, that all or a substantial proportion of the affairs of such person are conducted in accordance with the wishes of that person or persons acting together, and the expressions “Controls” or “Controlled” shall be construed accordingly.

“Cure Period” has the meaning given in Clause 9.1(a).

“Deadlock” has the meaning given in Clause 6.5(a).

“Deadlock Committee” has the meaning given in Clause 6.5(d).

“Deadlock Referral Notice” has the meaning given in Clause 6.5(c).

“Deadlock Resolution Procedure” has the meaning given in Clause 6.5(d).

“Default Fee” has the meaning given in Clause 8.

“Defaulting Party” has the meaning given in Clause 9.1

“Director” means any director of the SPV Company appointed by a Shareholder in accordance with the terms of this Agreement and the Articles and, where the context requires, shall also include an Alternate Director.

“Distribution” means (i) any Share Distribution; (ii) any payment by the SPV Company to any Shareholder in respect of any SPV Shareholder Loan; or (iii) any payment by the SPV Company of any other amount pursuant to Clause 13 and “Distributed” shall be construed accordingly.

“Effective Date” has the meaning given in Clause 2.1

“Encumbrance” means and includes any mortgage, charge, pledge, lien, option, pre-emptive right, hypothecation, guarantee, trust, right of set-off or other third party right or interest including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect and “Encumber” shall be construed accordingly.

“Event of Default” has the meaning given in Clause 9.1.

“Exercise Period” has the meaning given in Clause 17.3.

“Fair Market Value” means the fair market value of any securities (including the Shares) or other property as determined:

(a) on a fair market basis as between a willing and not anxious seller and a willing buyer on arms’ length terms;

(b) if the SPV Company and the Mining & Refining Company is then carrying on business as a going concern, on the assumption that both will continue to do so;

(c) in the case of Shares, on the assumption that the Shares to be sold are capable of being transferred without restriction and free from all Encumbrances;

(d) in the case of Shares, by valuing the Shares to be sold as a rateable proportion of the total value of the issued Shares of the SPV Company and without any premium or discount being attributable to the class of Shares to be sold or the percentage of the issued share capital of the SPV Company which they represent; and

(e) otherwise in accordance with Clause 18.4.

“Financial Year” means (i) in relation to the first year in which the SPV Company is formed, the period commencing on the day the SPV Company is formed and ending on 31 December of the calendar year in which the SPV Company is formed; and (ii) in any other year a period commencing on 1 January and ending on 31 December.

“Governmental Authority” means any court or governmental authority, department, commission, board, agency or other instrumentality of any country or jurisdiction or any part thereof having jurisdiction over this Agreement, the Parties or any asset or transaction contemplated by this Agreement.

“Government Official” means an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority.

“ICC Rules” has the meaning given in Clause 37.3.

“INVESTOR” has the meaning given in the introduction.

“INVESTOR Director” means any director appointed to the Board by INVESTOR from time to time.

“INVESTOR Fundamental Event of Default” has the meaning given in Clause 9.3.

“INVESTOR Guarantee” means the parent company guarantee issued by A. Abunayyan Trading Corporation in respect of INVESTOR’s obligations under this Agreement as at the date hereof and substantially in the form set out in Schedule 4 to the Closing Memorandum.

“INVESTOR Shares” means the Shares held by the INVESTOR from time to time.

“Joint Venture” has the meaning given in the Background.

“JV Event of Default” means “Event of Default” as defined in the JV Shareholders’ Agreement.

“JV Shareholders’ Agreement” has the meaning given in the Background.

“Kingdom” means the Kingdom of Saudi Arabia.

“London Banking Day” means any day on which banks in London, England are generally open for business.

“M&R Distribution” has the meaning given in Clause 13.1.

“Ma’aden” has the meaning given in the Background.

“Material Adverse Effect” means any effect or circumstance which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition, effective management, results or prospects of the SPV Company, the Mining & Refining Company and/or the Project.

“Mining & Refining Company” has the meaning given in the Background.

“Non-Attending Director” has the meaning given in Clause 6.3(f).

“Non-Defaulting Party” has the meaning given in Clause 9.1(a).

“Non-Transferring Party” has the meaning given in Clause 16.2.

“Note Purchase Agreement” means the Note Purchase Agreement dated [    ] 2009 entered into between the Parties.

“Offer” has the meaning given in Clause 16.1.

“Offer Interests” has the meaning given in Clause 17.1(a).

“Option Consideration” has the meaning given in Clause 20.7

“Option Interests” has the meaning given in Clause 20.1.

“Option Period” has the meaning given in Clause 20.2.

“Other Shareholders’ Agreements” means (i) the Shareholders’ Agreement to be entered into between the INVESTOR and an Affiliate of ALCOA in relation to the Smelting Company and (ii) the Shareholders’ Agreement to be entered into between the INVESTOR and an Affiliate of ALCOA in relation to the Rolling Company.

“Party” or “Parties” has the meaning given in the introduction.

“Potential Purchaser” has the meaning given in Clause 17.1.

“Project” has the meaning given in the Background.

“Proposed Resolution” has the meaning given in Clause 6.5(a).

“Put Option” has the meaning given in Clause 20.1.

“Put Option Completion Date” has the meaning given in Clause 20.3.

“Put Option Notice” has the meaning given in Clause 20.3.

“Rolling Company” has the meaning given in the Background.

“Secretary” means the company secretary of the SPV Company appointed from time to time.

“Share Distribution” means any dividend (in cash, property or otherwise) or any other distribution or payment made by the SPV Company on or in respect of its Shares, including any distributions of the distributable profits of the SPV Company, or any distribution of the assets of the SPV Company, including any proceeds from an initial public offering of the shares of the Mining & Refining Company, and upon any liquidation or winding up of the SPV Company.

“Shares” means the ordinary shares of USD[            ] each in the issued share capital of the SPV Company from time to time.

“Shareholders” means the holders of Shares in the SPV Company.

“Shareholder Percentage” means the ownership interest owned by each of AWA and INVESTOR in the SPV Company from time to time, such ownership interest as of the Effective Date being as set forth in Schedule A hereto.

“Shareholder Reserved Matters” means the matters listed in Part B of Schedule B hereto.

“Smelting Company” has the meaning given in the Background.

“Special Majority” has the meaning given in Clause 6.4(b).

“SPV Company” has the meaning given to it in the Background.

“SPV Paid In Capital” means the aggregate amount of money paid by each of AWA and the INVESTOR to the SPV Company in connection with the subscription for Shares or purchase of convertible notes pursuant to the Note Purchase Agreement.

“SPV Shareholder Loan” means a subordinated interest-free loan by a Shareholder to the SPV Company pursuant to an SPV Shareholder Loan Agreement.

“SPV Shareholder Loan Agreement” means agreements entered into between a Shareholder and the SPV Company in respect of any SPV Shareholder Loans.

“Tag-Along Interests” has the meaning given in Clause 17.2.

“Tag-Along Notice” has the meaning given in Clause 17.1.

“Tag-Along Right” has the meaning given in Clause 17.2.

“Tag Offer Terms” has the meaning given in Clause 17.1(c).

“Third Party Offeror” has the meaning given in Clause 16.1.

“Transfer Closing Date” has the meaning given in Clause 9.3(b)(iv).

“Transfer Notice” has the meaning given in Clause 16.2.

“Transferring Party” has the meaning given in Clause 16.1.

“US Dollar” or “US$” or “USD” shall mean the lawful currency of the United States of America.

“Valuer” has the meaning given in Clause 18.2.

1.2	Capitalized terms that are used in this Agreement but not defined in Clause 1.1 or another provision of this Agreement shall have the meaning ascribed to them in the JV Shareholders’ Agreement.

1.3	Clause, schedule and paragraph headings do not affect the interpretation of this Agreement.

1.4	A reference to a clause or a schedule is a reference to a clause of, or schedule to, this Agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

1.5	A person includes a corporate or unincorporated body.

1.6	Words in the singular include the plural and in the plural include the singular.

1.7	A reference to one gender includes a reference to the other gender.

1.8	A reference to a statute or other enactment of a Governmental Authority is a reference to such statute or enactment as it is in force for the time being, taking account of any amendment, extension, replacement, application or re-enactment and includes any subordinate legislation for the time being in force made under such statute or enactment from time to time.

1.9	Documents in agreed form are documents in the form agreed by the Parties and initialled by them for identification.

1.10	Wherever provision is made for the giving or issuing of any notice, consent, approval, certificate or determination by any Party, such notice, consent, approval, certificate or determination, unless otherwise specified, shall be in writing and in accordance with Clause 30 and the words “notify”, “consent”, “approve”, “certify”, “determine” and their cognates shall be construed accordingly.

1.11	Any reference in this Agreement to “writing” or cognate expressions includes a reference to facsimile (telecopy) transmission or electronic mail [which shall be followed by a facsimile transmission confirming the same].

1.12	A reference in this Agreement to a document is a reference to the document whether in paper or electronic form as amended, consolidated, supplemented, novated or replaced from time to time.

1.13	Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.14	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.15	If any provision of this Agreement requires a Shareholder to procure that the SPV Company do something or not do something, that Shareholder shall have an obligation to so procure only to the extent that it may do so by the exercise of its powers as a Shareholder in accordance with Applicable Laws.

2.	EFFECTIVENESS OF THIS AGREEMENT

2.1	This Agreement shall come into force and effect on the date specified in clause 10.1.1 of the Note Purchase Agreement (such date, the “Effective Date”).

3.	PURPOSE AND BUSINESS OF THE SPV COMPANY

3.1	The Parties acknowledge and agree that, inter alia, the purpose of the SPV Company is to act as the holder of AWA’s and the INVESTOR’s forty per cent (40%) ownership interest in the Mining & Refining Company and the Project and to carry on the Business.

3.2	Each Shareholder shall, subject always to the terms and conditions of this Agreement, use all reasonable endeavours:

(i)	to conduct its dealings with the SPV Company, in such a way as to promote the Business and the business of the Mining & Refining Company;

(ii)	to enable ALCOA or the SPV Company, as applicable, to satisfy their respective obligations and responsibilities under the JV Shareholders’ Agreement so far as such obligations relate directly to the Mining & Refining Company;

(iii)	to promote the best interests of the SPV Company; and

(iv)	ensure that the Business is conducted in the best interests of the SPV Company in accordance with sound and good business practice/standard industry practice and the highest ethical standards.

3.3	The business of the SPV Company shall be confined to the Business except as may be otherwise agreed by the Shareholders in accordance with this Agreement.

3.4	The Parties shall procure (so far as they are able to do so) that each of their respective Affiliates use all reasonable and proper means to maintain, improve and extend the Business.

4.	RESTRUCTURING OF THE SPV ON THE EFFECTIVE DATE

4.1	On the Effective Date:

(a)	AWA shall procure that the SPV Company adopt the Articles;

(b)	the INVESTOR shall nominate two directors to represent its interests on the Board and the AWA and the SPV Company shall procure that such directors are appointed to the Board and registered as directors with the Companies Registry of Hong Kong. For the avoidance of doubt, from the Effective Date there shall be two INVESTOR Directors on the Board at all times unless otherwise agreed between the Shareholders;

(c)	AWA shall procure the removal of such number of AWA Directors appointed to the Board so that there shall be only two AWA Directors on the Board; and

(d)	AWA shall procure that, as required, the SPV Company increase the authorised share capital of the SPV Company and procure that the SPV Company shall issue such Shares to the INVESTOR and take such steps as are necessary to establish the INVESTOR as the legal owner of fifty per cent (50%) of the Shares in the SPV Company in accordance with Hong Kong Law.

5.	NOT USED

6.	DIRECTORS AND MANAGEMENT

6.1	Appointment of Directors

(a)	The SPV Company shall be managed by the Board, which shall comprise of four (4) Directors, made up of an equal number of INVESTOR Directors and AWA Directors. Each of INVESTOR and AWA will also appoint an Alternate Director, who will also participate in meetings of the Board, but will have no vote unless expressly authorized to vote pursuant to Clause 6.1(d). All appointments of Directors shall be effected by written notice to the SPV Company and to the Shareholder not appointing a Director.
(b)	AWA shall appoint an AWA Director to be the Chairman of the Board.

(c)	The Board shall have full authority to act on behalf of the SPV Company, in accordance with the terms and conditions of this Agreement and the Articles.
(d)	A Director may grant a proxy to an Alternate Director.

(e)	Unless otherwise agreed between the INVESTOR and AWA, vacancies will be promptly filled by the Shareholder having the right to appoint a Director to the vacant seat, such that the composition of the Board shall at all times be in accordance with this Agreement.

6.2	Removal of Directors

The Shareholder who appointed a Director may remove that Director at any time by written notice to the SPV Company and the other

Shareholder. A Shareholder may not remove or take steps to remove a Director appointed by another Shareholder. In the event that a Director is removed or resigns or becomes incapacitated or otherwise unable to serve for any reason, the Shareholder who appointed him shall promptly appoint a replacement. The appointment or removal shall take effect on the date on which the notice is received by the SPV Company or, if a later date is given in the notice, on that date. The Shareholder removing a Director appointed by it shall be responsible for and shall indemnify and hold harmless the other Shareholder and the SPV Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings, including, but without prejudice to the generality of the foregoing, legal costs actually incurred.

6.3	Meetings of the Board

(a)	Meetings of the Board shall be held, at least, on a quarterly basis and in any event, in compliance with the Articles. Meetings of the Board shall also be held prior to each meeting of the Board of Managers or of the shareholders of the Mining & Refining Company. A meeting of the Board may be requested by any two (2) Directors.

(b)	To the extent permissible under Applicable Laws of Hong Kong, meetings of the Board may be held by conference call or video conference. Meetings of the Board shall be held at [ ] or at such other places as may be agreed by at least one AWA Director and one INVESTOR Director. The notice of the meeting shall include an agenda.

(c)	The Secretary shall circulate to all the Directors a proposed agenda for each Board meeting together with notice of such meeting. Except as may be agreed by all Directors entitled to attend and vote at a meeting of the Board, no resolution or business shall be passed or transacted at any such meeting unless such resolution or business is included in the agenda for such meeting.

(d)	No business shall be transacted and a Board meeting (including an adjourned Board meeting) shall not be deemed to be duly convened unless a quorum is present. Subject to Clause 6.3(e), the quorum for the transaction of business at any Board meeting shall be at least one (1) Director appointed by each Shareholder. The Shareholders shall use their respective reasonable endeavours to ensure that the Directors appointed by them attend each Board meeting and that a quorum is present throughout the meeting.

(e)	If a quorum is not present within two (2) hours after the time specified for a Board meeting in the notice of the meeting then it shall be adjourned for [NUMBER] Business Days at the same time and place. If a Board meeting is adjourned pursuant to this Clause 6.3(e) on three (3) consecutive occasions due to a quorum not being present, at the next such adjourned meeting of the Board any Director present shall be deemed to constitute a quorum and shall, be able to transact business on behalf of the SPV Company, including in relation to any Board Reserved Matters, provided always that any action taken is in accordance with the terms and conditions of this Agreement, including this Clause 6. For the avoidance of doubt, notwithstanding the provisions of this Clause 6.3(e), no resolutions shall be adopted or decisions taken by the Board (as constituted under this Clause 6.3(e)) in relation to any of the Shareholder Reserved Matters except to the extent required pursuant to Applicable Laws.

(f)	In the event that any INVESTOR Directors or AWA Directors (or their relevant Alternate Directors) do not attend a Board meeting (each being a “Non Attending Director”) any other INVESTOR Director or AWA Director (as applicable) present at such meeting shall be entitled, in addition to their own vote, to additionally cast the total number of votes of the Non Attending Director(s).

(g)	Resolutions of the Board may be passed by written resolution. The resolutions of the Board shall be written in the English language.

6.4	Voting Majorities, Board Reserved Matters and Shareholder Reserved Matters

(a)	Subject to the following provisions of this Clause 6.4 and the Articles, the Board shall adopt its resolutions with the affirmative simple majority vote of the Directors being present in person or by proxy, and entitled to vote, at a duly convened Board meeting at which a quorum is present provided that the Chairman shall have a casting vote in the event of an equality of votes.

(b)	Notwithstanding Clause 6.4(a) and subject to Clause 9.2(c), the Board shall only adopt resolutions in relation to Board Reserved Matters if (i) the requirements of Clause 6.4(a) are satisfied AND (ii) the Directors voting in the affirmative include one (1) Director appointed by each Party (the foregoing, a “Special Majority”).

(c)	A written resolution taken without a Board meeting shall be adopted only by the unanimous written consent of all of the Directors.

(d)	The Board shall obtain the prior written approval of both Shareholders before taking any decision in relation to any of the Shareholder Reserved Matters.

6.5	Deadlock

(a)	If a resolution (a “Proposed Resolution”) with respect to:

(i)	a Shareholder Reserved Matter is proposed at two (2) consecutive general meetings and the Proposed Resolution is not approved at either of such meetings; or

(ii)	a Board Reserved Matter is proposed at two (2) consecutive meetings or of the Board (as it may be amended or supplemented by approval of the Board in accordance with this Agreement) and the Proposed Resolution is not approved at either of such Board meetings, such situations shall be considered to constitute a “Deadlock” for the purposes of this Agreement.

(b)	Nothing in this Clause 6.5 shall relieve any Party from its obligations under this Agreement, nor shall any default by a Party in the performance of such obligations give rise to a Deadlock as the provisions of Clause 9 shall be applicable to any such default.

(c)	Any Shareholder who has not, or whose appointed Directors have not (as the case may be), voted against or abstained from voting in respect of such Proposed Resolution, may during the period of thirty (30) days after such Deadlock has arisen (but not after such period) invoke the Deadlock Resolution Procedure by giving notice (a “Deadlock Referral Notice”) in writing to the other Shareholder and, if applicable, the SPV Company, which notice shall be accompanied by such Shareholder’s description of the Deadlock and its position with respect thereto.

(d)	If a Shareholder gives a Deadlock Referral Notice in respect of a Deadlock, the Shareholders shall procure that the following procedure (the “Deadlock Resolution Procedure”) is followed:

(i)	the chief executive officers of the ultimate parent companies of each of the Shareholders or their representatives specifically designated for the purpose of resolving the Deadlock (the “Deadlock Committee”) shall meet within fifteen (15) days of such notice being given and shall negotiate in good faith with a view to resolving the Deadlock;

(ii)	the rules and procedures of the Deadlock Committee shall be unanimously agreed by the Deadlock Committee;

(iii)	each Shareholder shall have the right to submit to the members of the Deadlock Committee its own statement of the matter and its position with respect thereto;

(iv)

the members of the Deadlock Committee shall use their reasonable efforts to resolve the Deadlock for a reasonable period of time, which shall not (unless otherwise agreed between the Shareholders) exceed thirty (30) days from the date of submission of such matter to the Deadlock Committee;

(v)	the members of the Deadlock Committee shall be guided in such negotiations by the best interests of the SPV Company; and

(vi)	the members of the Deadlock Committee may approve such interim or temporary actions or other measures as they shall unanimously agree are necessary and desirable to protect and preserve the value of the Project pending resolution of the Deadlock, and the Shareholders shall procure that any such approved actions or other measures are duly approved by those Shareholders or, as the case may be the Board, in accordance with this Agreement and implemented by the SPV Company.

(e)	No Shareholder shall, by virtue of any Deadlock or Deadlock Resolution Procedure, be relieved of any of its obligations under this Agreement and, without limiting the generality of the foregoing, the Shareholders shall continue to procure that the SPV Company continues to take all such actions contemplated by this Agreement in a timely manner.

(f)	If a Deadlock is not the subject of a valid Deadlock Referral Notice or is not resolved in accordance with the Deadlock Resolution Procedure within forty five (45) days of the submission of such matter to the Deadlock Committee, no action will be taken with respect to the Proposed Resolution giving rise to such Deadlock and the status quo shall be maintained in respect of the operations of the SPV Company in respect thereof.

(g)	A Deadlock shall not be submitted to, or be capable of resolution by, arbitration under this Agreement, provided that, any dispute with respect to the compliance by the relevant Shareholder with their obligations under this Clause 6.5 may be subject to determination pursuant to Clause 37.2.

(h)	The rights and remedies of the Shareholders under this Clause 6.5 shall be the exclusive rights and remedies of the Shareholders with respect to any Deadlock and, without limiting the generality of the foregoing, no Party shall take any action or other step to liquidate, wind-up or otherwise dissolve the SPV Company as a consequence of any Deadlock.

7.	FINANCING OF THE SPV COMPANY

7.1	The Parties agree that it is their intention that the financing requirements of the SPV Company shall be met by the Shareholders by (i) the proceeds of the subscription of Shares under this Agreement; and (ii) by SPV Shareholder Loans to the SPV Company, in each case to meet Cash Calls made by the Board of Managers of the Mining & Refining Company to the SPV Company pursuant to and in accordance with the JV Shareholders’ Agreement and Project Budget.

7.2	Whenever ALCOA or its Affiliate is required to comply with any Cash Call or Development Committee Funding Call (including any Cash Call or Development Committee Funding Call with respect to the payment of any Additional Pre-Incorporation Costs) pursuant to the JV Shareholders’ Agreement, then, no later than two (2) Business Days before the date on which ALCOA or its Affiliate is required to comply with such requirement, each Shareholder shall on receipt of a request from the SPV Company in accordance with Clause 7.4 provide to the SPV Company a proportion of such amount pro rata to its respective Shareholder Percentage. Subject to Clause 7.3, such amounts shall be accounted for by subscriptions for additional Shares and the Shareholders shall procure that the SPV Company issues to each Shareholder on receipt of such amounts a corresponding amount of additional Shares.

7.3	If the JV Shareholders’ Agreement requires the SPV Company to provide Shareholder Loans to the Mining & Refining Company, each Shareholder shall provide SPV Shareholder Loans to the SPV Company on substantially similar terms to such Shareholder Loans and enter into corresponding SPV Shareholder Loan Agreements. Such SPV Shareholder Loans shall:

(a)	rank at all times pari passu with one another; and

(b)	be made at all times by the Shareholders pro rata in accordance with their respective Shareholder Percentage (including with respect to the provision of any loan amount, any drawdown, payment or application of interest or repayment).

7.4	Unless otherwise agreed, all requests made to the Shareholders by the SPV Company for further financing whether pursuant to this Clause 7 or otherwise, shall:

(a)	be in an amount that corresponds to a Cash Call or Development Committee Funding Call (including any Cash Call or Development Committee Funding Call with respect to Additional Pre-Incorporation Costs) made pursuant to the JV Shareholders’ Agreement under an approved Budget (which Cash Call, Development Committee Funding Call and approved Budget shall be referenced in request for further financing), be given at such times and in respect of such amounts as correspond to the cash requirements of the Mining & Refining Company and, to the extent possible, correspond with the timing contemplated by such approved Budget;

(b)	be made by notice in writing to the Shareholders not less than eight (8) Business Days prior to the date (the “Funding Deadline”), which shall be a Business Day, by which such Cash Call or Development Committee Funding Call is required to be made under the JV Shareholders’ Agreement;

(c)	specify the amount required to be advanced by the Shareholders in accordance with this Agreement;

(d)	specify whether the amount is required to be advanced to the SPV Company by way of equity subscription and/or SPV Shareholder Loan;

(e)	specify the Funding Deadline; and

(f)	set out details of the bank account of the SPV Company into which the required funds the subject of the Cash Call or the Development Committee Funding Call should be deposited.

7.5	Each Party shall provide all financing to the SPV Company pursuant to Clauses 7.2 and 7.3 pro rata in accordance with its respective Shareholder Percentage.

7.6	All funding provided to the SPV Company pursuant to this Agreement shall be made in the form of cash in the currency specified in the request.

7.7	All funding made under this Clause 7 and pursuant to this Agreement shall be directly deposited into the SPV Company’s bank account and used by the SPV Company in accordance with this Agreement.

7.8	All financing provided to the SPV Company shall be used for the purposes it was intended as notified to the Shareholders at the time such request for further financing was made in accordance with Clause 7.4.

8.	DEFAULT FEE

8.1

If a Shareholder fails to provide funds to the SPV Company in accordance with Clause 7, such defaulting Shareholder shall bear a fee (the “Default Fee”) which is calculated at a rate per annum equal to the Commission Rate plus two percent (2%) over the pro rata proportion (in accordance with its Shareholder Percentage) of the principal amount of funds due from that defaulting Shareholder, from and including the date on which such outstanding funds are due to and including the date on which such funds are paid or deemed to be paid. The Default Fee shall be payable upon written demand by the SPV Company or the Shareholder not in default or, failing such demand, monthly in arrears. Any calculation of the Default Fee under this Clause 8 shall be made on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

9.	EVENTS OF DEFAULT AND CONSEQUENCES

9.1	Events of Default

Each of the following shall constitute an “Event of Default” in respect of a Shareholder (the “Defaulting Party”) for the purposes of this Agreement:

(a)	the Defaulting Party shall have failed to advance (or procure the advancing of) the amount of any funding required pursuant to Clause 7 (a “Funding Default”), and such failure is not remedied within fifteen (15) Business Days of receipt of a written notice thereof from the non-defaulting Party (the “Non-Defaulting Party”) to the Defaulting Party (the “Cure Period”);

(b)	an Act of Insolvency shall have occurred in respect of the Defaulting Party or, if applicable, any Affiliate of the Defaulting Party that has guaranteed the obligations of the Defaulting Party pursuant to this Agreement; or

(c)	the Defaulting Party shall have committed any breach (or series of breaches) of the provisions of this Agreement (other than as contemplated by paragraphs (a) and (b) above) and such breach constitutes or evidences a failure on the part of the Defaulting Party to comply with its obligations under this Agreement to an extent that has, or is likely to have, a Material Adverse Effect and such breach is not remedied within the Cure Period;

(d)	in relation to AWA, the ALCOA Guarantee ceases for any reason to be a legal, valid, binding and enforceable obligation of ALCOA;

(e)	in relation to the INVESTOR, the INVESTOR Guarantee ceases for any reason to be a legal, valid, binding and enforceable obligation of A. Abunayyan Trading Corporation.

(f)	in relation to AWA, if any of Alcoa, its Affiliates, the Mining & Refinery Company and the other parties to the JV Shareholders’ Agreement is in breach of their respective obligations under the JV Shareholders’ Agreement.

9.2	Consequences of Events of Default by INVESTOR

(a)	If INVESTOR is the Defaulting Party in respect of a Funding Default, and INVESTOR does not cure its default within the applicable Cure Period:

(i)	and AWA has advanced funding on behalf of INVESTOR, INVESTOR shall pay AWA on demand an amount equal to one hundred and fifteen percent (115%) of the amount of such advanced payment in lieu of the funding due to be made by the INVESTOR; and

(ii)	for so long as a Funding Default is continuing, any amount of cash that would otherwise be payable by the SPV Company to INVESTOR including without limitation, any Distribution under this Agreement shall from time to time be set-off against the obligations owed by INVESTOR in respect of such Funding Default. Any amounts retained by the SPV Company as a result of such set-off shall be applied: firstly, to pay any advance funding paid by AWA on behalf of the INVESTOR due to such Funding Default including any Default Commission that was incurred pursuant to and in accordance with the JV Shareholders’ Agreement; secondly, any accrued and unpaid Default Fee owing by the INVESTOR to the SPV Company pursuant to this Agreement; thirdly, to meet the INVESTOR’s obligations to advance funds pursuant to Clause 7; and the balance (if any) shall be paid to the INVESTOR, and the application of such funds shall be deemed to discharge in full the obligations of the SPV Company to the Defaulting Party in respect of any such Distribution.

(b)	If INVESTOR is the Defaulting Party in respect of an Event of Default under Clauses 9.1(b), (c) or (e), the INVESTOR shall not be entitled to any Distributions or to otherwise participate in the profits of the SPV Company under this Agreement during the period that such Event of Default subsists.

(c)	If INVESTOR is the Defaulting Party in respect of an Event of Default, during the period that such Event of Default subsists, any Board Reserved Matter may be adopted by the Board by affirmative simple majority vote in accordance with Clause 6.4(a).

9.3	Transfer Upon INVESTOR Fundamental Event of Default

(a)	It shall be an “INVESTOR Fundamental Event of Default” if:

(i)	INVESTOR is a Defaulting Party in respect of a Funding Default which has not been cured within its relevant Cure Period on more than three occasions whether under this Agreement or the corresponding provisions of any Other Shareholders’ Agreement (whether or not such Funding Defaults are subsequently cured); or

(ii)	one of the events set out in paragraphs (b) and (c) of the definition of “Act of Insolvency” occurs in respect of the INVESTOR or, if applicable, any Affiliate of the INVESTOR that has guaranteed the obligations of the INVESTOR pursuant to this Agreement, or any such person is judicially determined to be unable, or admits inability, to pay its debts as they fall due in the ordinary course.

(b)	In the case of an INVESTOR Fundamental Event of Default, AWA shall have the right to purchase, and require the INVESTOR to sell, the INVESTOR’s Shares and SPV Shareholder Loans in the following manner:

(i)

in the case that Clause 9.3(a)(i) applies, on the first (1st) day immediately following the occurrence of the INVESTOR Fundamental Event of Default, or in the case that Clause 9.3(a)(ii) applies, on the date ten (10) Business Days from receipt of a written notice from AWA if such INVESTOR

Fundamental Event of Default has not been remedied (in either case, the “Call Date”) the INVESTOR shall be deemed to have offered to sell all right, title and interest in all of the INVESTOR’s Shares and SPV Shareholder Loans to AWA upon and subject to the terms and conditions set out in this Clause 9.3;

(ii)	AWA may, by notice in writing given to the INVESTOR not later than fourteen (14) Business Days following the Call Date, elect to accept INVESTOR’s offer in respect of all (but not less than all) of the INVESTOR’s Shares and SPV Shareholder Loans, failing which AWA shall be deemed to have rejected such offer;

(iii)	provided that AWA has accepted the INVESTOR’s offer in respect of all (but not less than all) of the INVESTOR’s Shares and SPV Shareholder Loans within the time period specified in Clause 9.3(b)(ii), AWA shall purchase all of the INVESTOR’s Shares and SPV Shareholder Loans, and the INVESTOR shall be obliged to sell, transfer and assign such Shares and SPV Shareholder Loans to AWA on the Transfer Closing Date in the amounts stipulated in Clause 9.3(c); and

(iv)	the completion of the purchase and sale of the INVESTOR’s Shares and SPV Shareholder Loans shall take place on the date (which is ten (10) Business Days following the expiry of the fourteen (14) Business Day period referred to in Clause 9.3(b)(ii) above, or such other date as may be agreed between the Parties (the “Transfer Closing Date”).

(c)	If AWA elects to accept the INVESTOR’s offer to purchase its Shares and SPV Shareholder Loans, the purchase price for the INVESTOR’s Shares and SPV Shareholder Loans shall be as follows:

(i)	in the event that the Financing Completion Date for Phase 1 has not occurred, at a consideration of [USD[1.00]]

(ii)	in the event that the Financing Completion Date for Phase 1 has occurred but the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has not occurred, at a consideration equal to sixty percent (60%) of the aggregate amount of the INVESTOR’s SPV Paid In Capital and SPV Shareholder Loans in the SPV Company;

(iii)

in the event that the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has occurred but the fifth (5th) anniversary of such date has not occurred, at a consideration equal to seventy five percent (75%) of the Fair Market Value of the INVESTOR’ Shares and SPV Shareholder Loans at the date of transfer; and

(iv)

in the event that the fifth (5th) anniversary referred to in sub-clause (iii) has occurred, at a consideration equal to eighty five percent (85%) of the Fair Market Value of the INVESTOR’s Shares and SPV Shareholder Loans at the date of transfer, in the case of sub-clauses (iii) and (iv) above the Fair Market Value shall be determined in accordance with the provisions of Clause 18 which provisions shall apply mutatis mutandis to this Clause 9.3 and the Parties hereby acknowledge and agree that any discount contemplated by this Clause 9.3(c) does not (and shall not be construed to) constitute a penalty imposed on the INVESTOR and that such discount reflects the Shareholders’ genuine pre-estimate of the damages AWA would suffer in the circumstances contemplated by this Clause 9. In each case, any amount of accrued and unpaid Default Fee due from the INVESTOR and any amount accrued and unpaid under Clause 9.2(a)(i) or 9.3(d) shall be deducted from the amounts otherwise payable to the INVESTOR. For the avoidance of doubt, any other payment made by INVESTOR pursuant to this Agreement shall not be reimbursed in the event of any purchase of INVESTOR’s Shares pursuant to this Clause 9.

(d)	The costs of the Valuers incurred in connection with the determination of the Fair Market Value of INVESTOR’s Shares pursuant to this Clause 9 shall be paid promptly by the INVESTOR upon receipt of an invoice therefor and in any event prior to the Transfer Closing Date, failing which such costs may be deducted by AWA from the purchase price payable to the INVESTOR for the INVESTOR’s Shares in such manner as AWA may determine acting reasonably.

(e)	Nothing in this Clause 9.3 shall be construed to require AWA to exercise any of the above rights.

9.4	Consequences of Events of Default by AWA

(a)	If AWA is the Defaulting Party in respect of a Funding Default, and AWA does not cure its default within the applicable Cure Period:

(i)	and INVESTOR has advanced funding on behalf of AWA, AWA shall pay INVESTOR on demand an amount equal to one hundred and fifteen percent (115%) of the amount of such advanced payment in lieu of the funding due to be made by the INVESTOR; and

(ii)

for so long as a Funding Default is continuing, any amount of cash that would otherwise be payable by the SPV Company to AWA including without limitation, any Distribution under this Agreement shall from time to time be set-off against the obligations owed by AWA in respect of such Funding Default. Any amounts retained by the SPV Company as a result of such set-off shall be applied: firstly, to pay any advance funding paid by the INVESTOR on behalf of AWA due to such Funding Default including any Default Commission that was incurred pursuant to and in accordance with the JV Shareholders’ Agreement; secondly, any accrued and unpaid Default Fee owing by AWA to the SPV Company pursuant to this Agreement; thirdly, to meet AWA’s obligations to advance funds pursuant to Clause 7; and the balance (if any) shall be paid to AWA, and the application of such funds shall be deemed to discharge in full the obligations of the SPV

Company to the Defaulting Party in respect of any such Distribution.

(b)	If AWA is the Defaulting Party in respect of an Event of Default under Clause 9.1(b)-(d) and 9.1(f), AWA shall not be entitled to any Distributions or to otherwise participate in the profits of the SPV Company under this Agreement during the period that such Event of Default subsists.

9.5	Distribution of Ma’aden Payment for Transferable Interests

(a)	If a Funding Default occurs in respect of which the INVESTOR is the Defaulting Party and such Funding Default solely and directly causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its rights under clause 14.3(b)(ii), clause 14.3(b)(iii) or clause 14.3(b)(iv) of the JV Shareholders’ Agreement, any amounts payable by Ma’aden pursuant to those Clauses shall be allocated between AWA and the INVESTOR as follows:

(i)	in the case that clause 14.3(b)(ii) of the JV Shareholders’ Agreement applies, first to AWA an aggregate amount equal to AWA’s SPV Paid in Capital and SPV Shareholder Loans, and second the balance of such amount to INVESTOR; or

(ii)	in the case that clause 14.3(b)(iii) or clause 14.3(b)(iv) of the JV Shareholders’ Agreement applies, first to AWA, an amount equal to the fair market value (as determined in accordance with the JV Shareholders’ Agreement) of fifty percent (50%) of ALCOA’s or the SPV Company’s (as the case may be) Transferable Interests in the Mining & Refining Company at the date of transfer as determined in accordance with the JV Shareholders’ Agreement, and second the balance of such amount to the INVESTOR.

(b)	If a Funding Default occurs in respect of which the INVESTOR is the Defaulting Party and such Funding Default solely and directly causes a

JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its right under clause 14.3(b)(i) of the JV Shareholders’ Agreement, AWA shall receive a liquidated damages payment from the INVESTOR in the amount of US$10million.

(c)	If an Event of Default occurs in respect of which AWA is the Defaulting Party and such Event of Default causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its rights under clause 14.3(b)(ii), clause 14.3(b)(iii), or clause 14.3(b)(iv) of the JV Shareholders’ Agreement any amounts payable by Ma’aden pursuant to those Clauses shall be allocated between AWA and the INVESTOR as follows:

(i)	in the case that clause 14.3(b)(ii) of the JV Shareholders’ Agreement applies, first to INVESTOR an aggregate amount equal to INVESTOR’s SPV Paid in Capital and SPV Shareholder Loans, and second the balance of such amount to AWA; or

(ii)	in the case of clause 14.3(b)(iii) or 14.3(b)(iv) of the JV Shareholders’ Agreement applying, first to INVESTOR, an amount equal to the fair market value (as determined in accordance with the JV Shareholders’ Agreement) of fifty percent (50%) of ALCOA’s or the SPV Company’s (as the case may be) Transferable Interests in the Mining & Refining Company at the date of transfer as determined in accordance with the JV Shareholders’ Agreement, and second the balance of such amount to AWA.

(d)	If an Event of Default occurs in respect of which AWA is the Defaulting Party and such Event of Default solely and directly causes a JV Event of Default under the JV Shareholders’ Agreement in respect of which Ma’aden elects to exercise its right under clause 14.3(b)(i) of the JV Shareholders’ Agreement, INVESTOR shall receive a liquidated damages payment from AWA in the amount of US$10million.

(e)	If Ma’aden elects to exercise its rights under clause 14.3 of the JV Shareholders’ Agreement to purchase any or all of ALCOA or its

Affiliates Transferable Interests in the Mining & Refining Company in any other circumstances, or exercises its rights under clause 15 of the JV Shareholders’ Agreement to purchase such interests, any amounts received by the SPV Company in respect of such purchase shall be Distributed to or otherwise allocated between AWA and the INVESTOR pro rata to their respective Shareholder Percentages.

(f)	If Ma’aden elects to exercise its rights under clause 14.4(f)(i) of the JV Shareholders’ Agreement to dilute any or all of ALCOA or its Affiliates Transferable Interests in the Mining & Refining Company as a result of a funding default (as defined in the JV Shareholders’ Agreement):

(i)	To the extent that such funding default is due to AWA, then AWA must make a true-up payment on demand to the INVESTOR to return the respective contributions such that AWA and INVESTOR have contributed equally; or

(ii)	To the extent that such funding default is due to the INVESTOR, then the INVESTOR must make a true-up payment on demand to AWA to return the respective contributions such that AWA and INVESTOR have contributed equally.

(g)	The Parties shall take such steps as may be necessary pursuant to Hong Kong law to facilitate the allocations provided for in this Clause 9.5.

10.	OBLIGATIONS OF THE INVESTOR, AWA AND THE SPV COMPANY

10.1	The Parties shall comply with the terms and conditions of this Agreement. The Parties agree to comply with all Applicable Laws.

10.2

Subject to the terms and conditions of this Agreement, if pursuant to clauses 14 or 15 of the JV Shareholders’ Agreement, ALCOA or the SPV Company elect or are required to transfer their Transferable Interests in the Mining & Refining Company to Ma’aden, the Parties shall cause the SPV Company to comply with such election or requirement.

10.3	Subject to the terms of the Closing Memorandum, the Parties agree to provide, and to cause the SPV Company to provide, support and assistance to the Mining & Refining Company, including the provision of letters of credit, Completion Guarantees (as defined in clause 7.1 of the Closing Memorandum) or other support, in order to allow the Mining & Refining Company to implement the Financing Plan, arrange the Senior Debt contemplated thereby, enter into the Financing Agreements, and achieve Financial Close.

11.	ACCOUNTING AND AUDIT

11.1	The Parties shall procure that the SPV Company shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all Applicable Laws and generally accepted accounting principles applicable in Hong Kong, and such other jurisdictions as the Parties may require.

11.2	The Shareholders and their authorized representatives shall be allowed access during reasonable times to examine the books and records of the SPV Company.

11.3	The Parties shall procure that the SPV Company shall supply each Shareholder with a copy of the audited accounts of the SPV Company prepared in accordance with this Clause 11 within three (3) months of the end of the Financial Year to which the audited accounts relate.

11.4

The Parties shall procure that the SPV Company shall deliver to the Shareholders at their reasonable request all books, minutes, records, accounts and other documents which the SPV Company and/or ALCOA is entitled to review and/or receive pursuant to the JV Shareholders’ Agreement which relate to the affairs, finances and activities of the Mining & Refining Company and/or the Project, including without limitation, the financial statements prepared by the

Mining & Refining Company pursuant to clause 12.3 of the JV Shareholders’ Agreement.

11.5	The Parties shall procure that the SPV Company shall promptly report to the Shareholders:

(a)	any actual or anticipated aggregate expenditures by the Mining & Refining Company during any period of one (1) month, calendar quarter or Financial Year that exceeds, or are expected to exceed, the aggregate budgeted expenditures for such period by ten percent (10%) or more; and

(b)	any anticipated material deviations from the estimates set out in any approved Budget of the amounts and timing of any Required Shareholder Funding or Cash Calls.

11.6	The Parties shall procure that the SPV Company shall prepare the following:

(a)	not later than thirty (30) days after each of 31 March, 30 June, and 30 September in each Financial Year quarterly unaudited financial statements, including balance sheets, income statements and cash flow statements of the SPV Company for the respective three (3), six (6) and nine (9) month periods then ended; and

(b)	not later than twenty (20) days after the end of each calendar month in each Financial Year, monthly unaudited management accounts for such calendar month.

11.7	All financial statements and management accounts delivered to the Shareholders shall be accompanied by:

(a)	a report of the Chairman summarising the development, construction or, as the case may be, operations of the SPV Company conducted during the period covered by such financial statements or management accounts;

(b)	a statement of the sources and application of funds of the relevant SPV Company, showing actual expenditures compared to the applicable approved Budget(s);

(c)	the latest estimate of the anticipated Commercial Production Date (if it shall not have occurred); and

(d)	such other pertinent financial or other information as may reasonably be requested from time to time by any Shareholder.

12.	TAX

12.1	The Parties shall procure that the SPV Company shall be responsible for and bear the cost of any and all taxes, including income and withholding taxes, imposed upon it as a result of its operations, including, but not limited, to its ownership interest in the Mining & Refining Company; receipt of dividends or distributions from the Mining & Refining Company; and receipt of interest from Shareholder Loans made to the Mining & Refining Company.

Each Party shall bear its own taxes where such taxes or their equivalent are payable as a result of any transaction contemplated in this Agreement in accordance with all Applicable Laws.

12.2	Subject to Clause 12.3, the Parties shall bear the cost of any Hong Kong withholding tax imposed on any payments made to each of them by the SPV Company in connection in connection with a Distribution. The SPV Company may withhold from any payments to be made to such Party by the SPV Company any withholding tax for which such Party is responsible and each Party shall promptly pay the SPV Company any additional amounts required to cover any withholding tax for which such Party is responsible. The SPV Company will provide each relevant Party with copies of all applicable tax receipts.

12.3	In the event of any withholding tax being imposed on any payments to the Parties by the SPV Company, each Party shall, in consultation with the INVESTOR, take all reasonable steps (subject to any Applicable Law) to assist mitigate any circumstances which arise and which would result in any withholding tax being imposed or being payable including (but not limited to): (a) enabling a change in the jurisdiction in which the SPV Company is incorporated; or (b) assisting the INVESTOR to transfer its rights and obligations under this Agreement to an Affiliate.

13.	DIVIDEND AND DISTRIBUTION POLICY

13.1	From time to time, the SPV Company shall be entitled to receive, in accordance with the JV Shareholders’ Agreement, dividends (in cash, property or otherwise) or any other distributions or payments and/or profits in respect of the Mining & Refining Company (“M&R Distribution”). Such M&R Distributions shall, subject only to Applicable Laws, be Distributed to the Shareholders in proportion to their respective Shareholder Percentage.

13.2	In addition, the SPV Company may make Distributions to the Shareholders in proportion to their respective Shareholder Percentage which result from its operations.

13.3	Any Distributions to be made pursuant to this Clause 13 must, subject to the Applicable Laws, be made promptly following determination by the SPV Company and the Shareholders.

14.	TERM

14.1	Except for the provisions which this Clause states, this Agreement shall continue and remain in full force and effect until the earlier of:

(a)	a mutually agreed decision in writing of the Shareholders not to participate in the Project; or

(b)	the termination of this Agreement by either Shareholder in accordance with its terms and conditions; or

(c)	when one Shareholder ceases to hold any shares in the SPV Company; or

(d)	when the SPV Company has been wound up in accordance with Clause 14.5 and the basis for the allocation of its interests and assets has been decided by the Shareholders.

14.2	If this Agreement is terminated pursuant to Clause 14.1(a) or (b), the Parties shall procure the execution of an unanimous shareholders’ resolution requiring that the SPV Company to be voluntarily wound up and shall cooperate to wind up the SPV Company as soon as reasonably practical thereafter.

14.3	The following provisions of this Agreement remain in full force after termination:

(a)	Clause 1 (Interpretation);

(b)	Clause 12.1 (Tax);

(c)	Clause 14.4 (Term);

(d)	Clause 14.5 (Term);

(e)	Clause 21 (Confidentiality);

(f)	Clause 23 (Entire Agreement);

(g)	Clause 25 (Variation and Waiver);

(h)	Clause 26 (Costs);

(i)	Clause 30 (Notice);

(j)	Clause 32 (Language);

(k)	Clause 33 (Severance);

(I)	Clause 37 (Governing Law and Jurisdiction); and

(m)	any rights or liabilities that have accrued under this Agreement.

14.4	If this Agreement terminates, each Shareholder shall, if requested by the other, procure that the name of the SPV Company is changed to avoid confusion with the name of the Shareholder making the request.

14.5	Where the SPV Company is to be wound up and its assets distributed, the Shareholders shall agree a suitable basis for dealing with the interests and assets of the SPV Company and shall endeavour to ensure that:

(a)	all existing contracts of the SPV Company are performed to the extent that there are sufficient resources;

(b)	the SPV Company shall not enter into any new contractual obligations;

(c)	the SPV Company is dissolved and its assets are distributed as soon as practical; and

(d)	any other proprietary information or intellectual property rights belonging to or originating from a Shareholder shall be returned to it by the other Shareholder or the SPV Company and all such proprietary information or intellectual property rights shall be erased from the computer systems (to the extent possible) of the SPV Company and the Shareholder who is returning it.

14.6	Where any Shareholder is required by any Governmental Authority to retain any proprietary information (or copies of such information) of the other Shareholder or the SPV Company, it shall notify the other Shareholder in writing of such retention giving details of the information that it has been required to retain and the reason for such retention.

15.	TRANSFER OF SHARES

15.1	Except as permitted in Clauses 9, 15.2, 15.3, 15.4, 16, 17 and 20, no Shareholder shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over, pledge or Encumber, any Shares in the SPV Company.

15.2	A Shareholder may, upon prior written notice, transfer all of its Shares in the SPV Company to a wholly-owned Affiliate, subject to the issuance of a new Parent Company Guarantee in the form set out in Schedule D by its ultimate parent company.

15.3	Notwithstanding the above, the INVESTOR shall at any time have the right to grant any security interest over, and/or give any person any rights in and/or over, pledge and/or Encumber, a part or all of the INVESTOR Shares for the purpose of raising finance for the Project provided, however that at no time shall such rights in and/or over and/or pledge and/or Encumbrances violate or be inconsistent with the obligations of the INVESTOR and the existing obligations of the SPV Company under the Financing Plan, the Financing Agreements and the Senior Debt.

15.4	If INVESTOR grants any security interest over, and/or gives any person any rights in and/or over, pledges and/or Encumbers, any of INVESTOR’s Shares in the SPV Company pursuant to Clause 15.3, INVESTOR shall use best endeavours to ensure that no Material Adverse Effect occurs as a result.

16.	RIGHT TO MATCH

16.1	Following the expiry of the Option Period, either Shareholder will have a right to entertain offers from bona fide third parties (“Third Party Offeror”) for the purchase of all, but not less than all, of such Shareholder’s (the “Transferring Party”) Shares and SPV Shareholder Loans. The offer (“Offer”) by the Third Party Offeror must be:

(a)	a bona fide offer in writing;

(b)	irrevocable during the period of such bona fide offer;

(c)	for cash consideration only and not on deferred or other terms;

(d)	not conditioned on financing; and

(e)	complete as to all material terms and conditions (including the offer price and the intended completion date of the offer).

16.2	If a Transferring Party receives an Offer or Offers which it wishes to accept, it must immediately give written notice of such Offer(s) (the “Transfer Notice”), to the other Shareholder (the “Non-Transferring Party”) giving details of the identity of the Third Party Offeror(s) and full details of all terms and conditions of the Offer, including the price, and a copy of the Offer.

16.3

The Non-Transferring Party will have (i) a right to review, and at its sole discretion (exercising such discretion reasonably), approve the identity of the Third Party Offeror, and (ii) a right to match, on substantially equivalent economic terms, any such offer to purchase the Transferring Party’s Shares and SPV Shareholder Loans. If the Non-Transferring Party declines to match the Offer within sixty (60) days of a written notice of the Offer from the Transferring Party, then the Transferring Party will be free (provided the Non-Transferring Party has approved the Third Party Offeror in accordance with this

Clause 16.3) to consummate the transaction on the terms and conditions set forth in the Offer within one hundred and twenty (120) further days. Notwithstanding the foregoing, the sale of all of the Transferring Party’s Shares and SPV Shareholder Loans shall be conditioned upon the repayment of any loans and payment in full of any outstanding amounts due or owing by the Transferring Party pursuant to this Agreement at or before the closing of such sale. If the transaction is not so consummated, then the Parties will continue to have the rights set forth in this Clause 16. For the avoidance of doubt, the Non-Transferring Party shall not be deemed to have unreasonably exercised its discretion to approve the Third Party Offeror pursuant to this Clause 16 if the Third Party Offeror is an aluminium industry competitor, of if the Non-Transferring Party objects to the Third Party Offeror on grounds of questionable reputation.

17.	TAG-ALONG RIGHTS

17.1	Notwithstanding anything set out in this Agreement (including without limitation Clause 16) if, at any time, AWA proposes to transfer all or any of its Shares and SPV Shareholder Loans pursuant to a written bona fide offer by a potential purchaser (a “Potential Purchaser”), AWA shall give to the INVESTOR prompt written notice (a “Tag-Along Notice”) of such proposed sale:

(a)	specifying the number of Shares proposed to be sold (the “Offer Interests”);

(b)	naming the Potential Purchaser and its ultimate beneficial owner(s); and

(c)	specifying the price and terms of such proposed transfer (the “Tag Offer Terms”).

17.2	Following receipt of the Tag-Along Notice by the INVESTOR, the INVESTOR shall have the right (“Tag-Along Right”) to elect to sell (either to AWA, for onward sale to the Potential Purchaser, or to the Potential Purchaser directly), such proportion of the INVESTOR Shares and SPV Shareholder Loans at the date of receipt of the Tag-Along Notice which is equal to the proportion of all the Shares and SPV Shareholder Loans held by AWA which the Offer Interests represent (the “Tag-Along Interests”).

17.3	The Tag-Along Right must be exercised by the INVESTOR within forty five (45) Business Days of receipt of the relevant Tag-Along Notice (“Exercise Period”) by the delivery of a written notice to AWA.

17.4	If a Tag-Along Right shall not have been exercised prior to the expiration of the relevant Exercise Period AWA may sell the Offer Interests to the Potential Purchaser on the Tag Offer Term; provided that no sale shall be made pursuant to any Tag Along Notice more than two (2) months after the end of the Exercise Period, subject to any extension required to comply with Applicable Laws

17.5	If the INVESTOR elects to sell the Tag Along Interests to AWA pursuant to Clause 17.2, the INVESTOR shall give a further notice to AWA (the “AWA Tag Notice”) and AWA shall purchase the Tag-Along Interests on the Tag Offer Terms within thirty (30) days of receipt of the AWA Tag Notice.

17.6	If the INVESTOR elects to sell the Tag Along Interests to the Potential Purchaser directly pursuant to Clause 17.2, no transfer of any Offer Interests shall be made by AWA to the Potential Purchaser, unless at the same time the Potential Purchaser purchases the Tag Along Interests from the INVESTOR.

18.	VALUATIONS

18.1	Fair Market Value

Where a provision of this Agreement calls for a determination of the Fair Market Value of any Shares pursuant to this Agreement, the Parties shall act in good faith to make such determination and, in doing so, shall apply commonly accepted valuation methods with a preference for the discounted cash flow (“DCF”) methodology.

18.2	Valuation Panel

In the event that the Shareholders are unable to agree the Fair Market Value of the relevant Shares within fifteen (15) days, the Shareholders shall refer the valuation to a panel of independent experts with appropriate experience in the aluminium industry (each a “Valuer”). The panel shall consist of three (3) Valuers, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman of the panel, shall be jointly nominated by the two Valuers nominated by the Parties. Failing agreement as to the identity of the third Valuer within five (5) Business Days of being required to do so, such third Valuer shall be nominated by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules of Expertise of the International Chamber of Commerce (who shall be instructed to nominate only a Valuer experienced in the mining and refining of alumina and the production of aluminium.

18.3	Submission of Valuation

The Valuers shall be instructed to collectively submit a single Fair Market Value valuation to the Parties within thirty (30) days of the appointment of the third Valuer (or such longer time as the Parties may agree) and such valuation shall be final and binding upon the Parties.

18.4	Valuation Approach

In making any valuation of Shares pursuant to this Agreement, the Valuers:

(a)	shall prepare the valuation based on the net present value of cash flows attributable to the Shares in question, taking into account the terms of the Project Agreements and the remaining life of the Project and all such other matters as the Valuers deem appropriate;

(b)	if making the determination prior to the Commercial Production Date for any of the Mine, the Refinery, the Smelter or the Rolling Mill, may consult any contractor or manager appointed pursuant to any Construction Agreement and/or any other contractors engaged in the development, construction or operation of the Mine, Refinery, Smelter or Rolling Mill;

(c)	may consult persons engaged in the marketing of aluminium who, in the Valuers’ opinion, are experts in the making of price forecasts on a regular basis;

(d)	may consult any other experts as the Valuers thinks fit;

(e)	shall be entitled to rely in good faith upon the opinions of any experts or other persons so consulted;

(f)	may, if a portion of the Mining & Refining Company had been publically listed, in their professional judgment, consider the listed share price; and

(g)	shall consider any submissions as to the Fair Market Value which may be made to the Valuers by a Party within thirty (30) days of receipt by the Party of notice of the appointment of the third Valuer.

19.	TRANSFER PROCEDURES

All transfers of Shares pursuant to this Agreement shall be subject:

(a)	to the transfer being in compliance with the Financing Agreements (including any Completion Agreements);

(b)	to the transfer being in compliance with Applicable Laws of Hong Kong;

(c)	to obtaining any approvals required from any Governmental Authorities;

(d)	to the proposed transferee and the persons Controlling it (whether directly or indirectly) being of good character and being qualified to hold shares in a company in Hong Kong under Applicable Laws of Hong Kong;

(e)	to the execution by the transferee of an Adherence Agreement in the form attached hereto as Schedule E, no later than the transfer date;

(f)	to the provision of a guarantee in substantially the form set out in Schedule D by the person ultimately Controlling such transferee; and

(g)	where any SPV Shareholder Loan has been made by the Transferring Party to the SPV Company, to the assignment and novation of all the Transferring Party’s rights and obligations in respect of the SPV Shareholder Loan to the transferee.

19.2	Any transfer of Shares by a Shareholder to another Shareholder pursuant to this Agreement shall be made free from any Encumbrances and with all rights attached to those Shares.

19.3	The Parties shall take such action as may reasonably be required to give effect to any transfer of Shares permitted or required under this Agreement, including cooperating in obtaining approvals required from all relevant Governmental Authorities. If a Party that is entitled to acquire Shares pursuant to this Agreement would, as a result of such acquisition, become the only shareholder in the SPV Company, such Party shall have the right to designate an Affiliate to acquire a portion of the Shares which such Party is entitled to acquire.

20.	PUT AND CALL OPTION

20.1	AWA hereby grants to the INVESTOR an option to require AWA to purchase all of the INVESTOR’s Shares and SPV Shareholder Loans (the “Option Interests”), on the terms set out in this Clause 20 (the “Put Option”) and the INVESTOR hereby grants to AWA an option to require the INVESTOR to sell all of the Option Interests on the terms set out in this Clause 20 (the “Call Option”).

20.2	The Put Option may only be exercised by the INVESTOR and the Call Option may only be exercised by AWA for a period of two (2) years from the date falling two (2) years after the Commercial Production Date (the “Option Period”). If the Put Option or the Call Option is not exercised during the Option Period it shall lapse. The put option for the Rolling Company may only be exercised simultaneously with, or after, the exercise of a put option for both the Mining & Refining Company and the Smelting Company.

20.3	The Put Option shall be exercised by the INVESTOR giving AWA written notice (the “Put Option Notice”) which shall include:

(a)	a statement to the effect that the INVESTOR is exercising the Put Option;

(b)	a date, at AWA’s option, which is no less than six (6) months and no more than eighteen (18) months after the date of the Put Option Notice, on which completion of the sale of the Option Interests is to take place (the “Put Option Completion Date”); and

(c)	a signature by or on behalf of the INVESTOR.

20.4	The Call Option shall be exercised by AWA giving the INVESTOR written notice (the “Call Option Notice”) which shall include:

(a)	a statement to the effect that AWA is exercising the Call Option;

(b)	a date, which is no less than six (6) months and no more than eighteen (18) months after the date of the Call Option Notice, on which completion of the sale of the Option Interests is to take place (the “Call Option Completion Date”); and

(c)	a signature by or on behalf of AWA.

20.5	The Put Option and the Call Option may be exercised only in respect of all of the Option Interests.

20.6	All Distributions resolved or declared to be paid or made by the SPV Company in respect of the Option Interests by reference to a record date which falls on or before the Put Option Completion Date or Call Option Completion Date, as the case may be, shall belong to, and be payable to, the INVESTOR.

20.7	The consideration payable by AWA for the Option Interests (the “Option Consideration”) shall be the Fair Market Value of the Option Interests calculated in accordance with the provisions of Clause 18.

20.8	The Parties shall use their respective reasonable endeavours to procure that the Option Consideration shall be finally determined as quickly as possible and, in any event, no later than 6 (six) months from service of the Put Option Notice or Call Option Notice (as applicable).

20.9

On the Put Option Completion Date or Call Option Completion Date (as applicable), AWA shall pay or procure the payment of the Option Consideration to the INVESTOR either (a) in cash or (b) in the form of shares in ALCOA equal in value to the Option Consideration, against delivery of the Option Interests.

20.10	The Put Option is personal to the INVESTOR and shall not be capable of assignment or transfer to any other person, save for an Affiliate of the INVESTOR.

21.	CONFIDENTIALITY

21.1	Each Party shall (a) ensure and shall cause the SPV Company to ensure that the contents of this Agreement and any confidential information regarding the Project or any other Party which it may learn in the course of negotiations for, or carrying out of this Agreement, is treated by it in strict confidence and (b) only disclose such information to its directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, to the extent that such disclosure is necessary and (c) not make use of such information for purposes other than the implementation of the Parties’ cooperation hereunder unless such information:

(i)	is known to such Party prior to learning of it from the other;

(ii)	is obtained by such Party from a source other than the disclosing Party which source, (i) did not require such Party to hold such secrets or information in confidence and (ii) did not limit or restrict such Party’s use thereof;

(iii)	becomes public knowledge other than through the fault of such Party;

(iv)	is required to be disclosed by any competent legal or Government Authority;

(v)	is required to be disclosed by any internationally recognized stock exchange, provided that in any such case the Party shall provide prompt written notice to the other Party prior to making such disclosure and provide details of the proposed form, nature and purpose of such disclosure so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this clause;

(vi)	is independently developed by such Party; or

(vii)	is permitted to be used or disclosed pursuant to the terms of a separate agreement between the disclosing Party and either the receiving Party, in which case such use or disclosure shall be governed by the terms of the relevant agreement.

21.2	Each Party shall impose on its professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, an equivalent obligation of confidentiality and shall obtain an undertaking of strict confidentiality from such professional advisers or consultants, or financial institution from whom the Party is seeking finance, on the terms substantially similar to those set out in this Clause 21.

21.3	Specific information disclosed shall not be deemed to be within the foregoing exceptions simply because such information is included in more general information within the said exceptions. In addition any combination of information, features, concepts, designs or process flows, shall not be automatically deemed to be within the said exceptions simply because the individual items of information, features, designs, concepts or process flows are within the said exceptions.

22.	WARRANTY

Each Party hereby warrants, represents and undertakes to the other Party on its behalf that:

(a)	it is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated;

(b)	it has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Agreement and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of this Agreement;

(c)	its officers have the power and authority to act on its behalf in entering into this Agreement and any agreement required pursuant to this Agreements, including without limitation, any loan agreement;

(d)	it is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation;

(e)	this Agreement has been duly executed and constitutes a valid, legal and binding obligation of such Party enforceable in accordance with its terms;

(f)	the execution and delivery of this Agreement and the performance by it of its obligations under and the transactions anticipated by this Agreement will not contravene any law applicable to it or conflict with or result in a breach of or default under its corporate charter or other organizational documents or any agreement or other obligation binding on it; and

(g)	with respect to all activities contemplated under this Agreement, it has not, nor will it, or its directors, officers or employees pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of:

(i)	influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, the SPV Company or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;

(iii)	inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, the SPV Company or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to a Government Official.

23.	ENTIRE AGREEMENT

23.1	This Agreement, and any documents referred to in it or executed contemporaneously with it, constitute the entire agreement between the Parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

23.2	Each Party acknowledges that, in entering into this Agreement and any documents referred to in it or executed contemporaneously with it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents.

23.3	Nothing in this Clause 23 operates to limit or exclude any liability for fraud.

24.	ASSIGNMENTS

24.1	This Agreement shall be binding on the Parties and their respective successors and assigns.

24.2	Neither of the Parties may assign, or grant any Encumbrance over, this Agreement or any of its rights and obligations under it, except as permitted in this Agreement.

25.	VARIATION AND WAIVER

25.1	A variation of this Agreement shall be in writing and signed by or on behalf of all Parties.

25.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given.

25.3	A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person.

25.4	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

26.	COSTS

Except as provided in this Agreement, all costs in connection with the negotiation, preparation, execution and performance of this Agreement shall be borne by the Party that incurred the costs.

27.	NO PARTNERSHIP

The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them. At its sole option, AWA will make an election to cause the SPV Company to be treated as a partnership for U.S. tax purposes provided that any such election does not adversely effect INVESTOR’s interests in the Project or the confidentiality of this Agreement and the transactions envisaged therein, and provided further that to the extent that the INVESTOR suffers any losses as a result of such election, AWA shall indemnify and hold harmless the SPV Company and the INVESTOR for such losses.

28.	GOOD FAITH

28.1	All transactions entered into between either Party and the SPV Company shall be conducted in good faith and on the basis set out or referred to in this Agreement or, if not provided for in this Agreement, as may be agreed by the Parties and, in the absence of such agreement, on an arm’s length basis.

28.2	Each Party shall at all times act in good faith towards the other and shall use all reasonable endeavours to ensure that this Agreement is observed.

28.3	Each Party shall do all things necessary and desirable to give effect to the spirit and intention of this Agreement.

29.	THIRD PARTY RIGHTS

29.1	This Agreement is made for the benefit of the Parties and their successors and permitted assigns and is not intended to benefit, or be enforceable by, anyone else.

29.2	The right of the Parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any person that is not a Party to this Agreement.

30.	NOTICE

30.1

All notices, communications and demands of any kind which either Party may be required or desire to serve upon the other Party under the terms of this Agreement shall be in writing and shall be deemed to have been effectively given if served by personal service or a recognised courier service (e.g., DHL, Federal Express) at the address of the Party indicated in Schedule F or at such other address as may be designated by the party by a notice to the other given in conformity with this Agreement. Notices shall be deemed delivered, in the case of personal service, upon delivery and in the case of courier, the recipient’s first clear Business Day at least four (4) complete calendar days after delivery to the courier. Notices may be delivered by facsimile transmission and shall be deemed delivered on the recipient’s first clear Business Day following the date of transmission, provided that confirmation of transmission has been recorded by the sender’s fax machine. Notices may also be delivered by electronic mail and shall be deemed delivered on the recipient’s first clear Business Day following the date it is sent provided that the sender’s email messaging system shall not immediately thereafter have generated an unsuccessful transmission report.

31.	ANNOUNCEMENTS

Each Party shall notify the other Party and the SPV Company of its intent to issue any press release or other public announcement with respect to the SPV Company and its activities and, except as required by any Governmental Authority or any internationally recognized stock exchange, shall not issue any such release or announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld. Such consent shall not, however, be required in order for a Party (or its Affiliates) to include a reference to this Agreement or the Parties’ ownership interests in the SPV Company in such Party’s (or its Affiliates) annual, quarterly or current reports and similar publications or to file a copy of this Agreement with any Governmental Authority to comply with the legal obligations of disclosure applicable to such Party (or its Affiliates) under Applicable Laws.

32.	LANGUAGE

This Agreement and the agreements contemplated herein are to be executed in English. If this Agreement and the agreements contemplated herein are translated into any language other than English, the English language shall be the governing language despite translation into any other language(s), and the English versions shall prevail over any translated versions in the event of conflict. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of each Party.

33.	SEVERANCE

33.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

33.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

34.	FURTHER ASSURANCE

34.1	Undertakings

Each Party agrees that it shall:

(a)	Act in good faith with regards to the other Party and to the SPV Company and at all times render to the other Party and the SPV Company true accounts, full information and truthful explanations regarding all matters relating to the affairs of the SPV Company;

(b)	Subject to the terms and conditions of this Agreement, make every reasonable effort to conduct the affairs of the SPV Company and its own dealings with the SPV Company in a manner which gives effect to this Agreement and the JV Shareholders’ Agreement and promotes the business and profitability of the Mining & Refining Company; and

(c)	in its capacity as a Shareholder, exercise its voting rights and endeavour to cause its representatives on the Board to exercise their voting rights in a manner which gives full force and effect to the terms and conditions of this Agreement, the JV Shareholders’ Agreement, the Project Agreements and any other agreement referred to herein or in the JV Shareholders’ Agreement.

34.2	Amendment of Articles.

The Parties shall use their reasonable efforts to procure that the Articles of the SPV Company are from time to time duly amended, and any such amendment is duly registered with the Companies Registry, in accordance with Applicable Laws of Hong Kong if and whenever such amendment is reasonably necessary or desirable to give effect to, or to conform them to, the provisions of this Agreement. Without limiting the generality of the foregoing, the Parties shall procure that the Articles of the SPV Company are amended:

(a)	to permit the SPV Company to engage in any activity that may be contemplated or required by the terms of this Agreement or any decision of the Board or the Parties in accordance with this Agreement, including by means of expanding the purpose or objects of the SPV Company;

(b)	to give effect to any increase or decrease (or required increase or decrease) in the capital of the SPV Company contemplated by this Agreement or any change (or required change) in the holdings of Shares in the capital of the SPV Company as between the Shareholders required or contemplated by this Agreement; and

(c)	to give effect to the introduction of any new shareholder that acquires (or intends to acquire) Shares in accordance with this Agreement.

34.3	Further Assurances

The Parties hereby agree, for no consideration, to execute and deliver promptly all powers of attorney, consents and additional instruments, and to take any such further action which may reasonably be required in order to consummate the transactions anticipated by this Agreement including without limitation any transfer of Shares in the SPV Company.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

36.	PRIORITY OF DOCUMENTS

In the event of any conflict, inconsistency or discrepancy between this Agreement and the Articles, the terms and conditions of this Agreement shall prevail as between the Shareholders for as long as this Agreement remains in force. The Shareholders shall, if necessary, exercise all voting and other rights and powers available to them as Shareholders or under this Agreement so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Articles.

37.	GOVERNING LAW AND JURISDICTION

37.1	Governing Law

This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Hong Kong.

37.2	Reference to Senior Management

Prior to referring to arbitration pursuant to Clause 37.3 below any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, (for the purposes of this Clause 37 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 37.2, the Party wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 37, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of the ultimate parent companies of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties (or their ultimate parent companies) pursuant to this Clause 37.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

37.3	Dispute Resolution

(a)

Except as otherwise provided in Clause 6.5 and Clause 18 of this Agreement, if any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 37.2 above within forty five (45) days of its referral to the Parties’ senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this Clause 37.3), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 37.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction.

(b)	The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules.

(c)	The place of arbitration shall be Hong Kong. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of [Hong Kong] applicable hereto.

37.4	Continuing Obligations

If a dispute is referred to arbitration pursuant to Clause 37.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the Parties.

37.5	Jurisdiction

(a)	The courts of Hong Kong shall, subject to paragraph (b) below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of Hong Kong being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of Hong Kong are not a convenient or appropriate forum.

(b)	Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 37 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 37.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

37.6	Process Agent

Each Party that is not incorporated and registered under the laws of Hong Kong will appoint a process agent in Hong Kong to receive legal process served under this Agreement. Each Party agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Clause 30, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Party agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, each such Party agrees to designate a new agent in Hong Kong, on the terms and for the purposes of this Clause 37.6. Nothing herein shall be deemed to limit the ability of any Party to serve any such legal process in any other manner, to obtain jurisdiction over any other Party or to bring any action, suit or proceeding against any other Party in such other jurisdictions, and in any other manner as may be permitted or required by Applicable Laws.

(a)	AWA hereby irrevocably agrees to appoint [ ], with offices at the date of this Agreement at [ ] as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of Hong Kong, and to execute such documentation as may reasonably be required by such agent in connection with its appointment.

(b)	INVESTOR hereby irrevocably agrees to appoint [ ], with offices at the date of this Agreement at [ ] as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of [Hong Kong], and to execute such documentation as may reasonably be required by such agent in connection with its appointment.

38.	NO LIABILITY FOR CONSEQUENTIAL LOSSES, ETC.

Without prejudice to Clause 9, no Party shall have any liability to the other Party (whether in contract, tort or otherwise) for any consequential, incidental, special or indirect losses (including loss of anticipated profits) arising from or relating to this Agreement, whether out of any Event of Default, other breach of this Agreement, indemnity, any fault or negligence on the part of a Party or its Affiliates (or their respective employees) or otherwise.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

[ALCOA WORLD ALUMINA ENTITY]

By :
Name:
Title:

[INVESTOR]

By :
Name:
Title:

SCHEDULE A

Part 1

SHARE CAPITAL STRUCTURE OF THE SPV

Part 2

SHAREHOLDER PERCENTAGE

AWA:	Shareholder Percentage of (fifty) 50%

INVESTOR:	Shareholder Percentage of (fifty) 50%

SCHEDULE B

PART A – BOARD RESERVED MATTERS

1.	Any material transaction by the SPV Company with a Party or any of its Affiliates or the Mining & Refining Company.

2.	The acquisition by the SPV Company of any assets or property (other than in the ordinary course of business) at a total cost (per transaction) of more than USD5 million, save for the acquisition of shares in the Mining & Refining Company in accordance with the JV Shareholders’ Agreement.

3.	The sale or disposition by the SPV Company of any fixed assets for a total price per transaction of more than USD5 million save for the sale or disposition of shares in the Mining & Refining Company in accordance with the JV Shareholders’ Agreement.

4.	The borrowing of amounts by the SPV Company which when aggregated with all other borrowings (or indebtedness in the nature of borrowings) would exceed USD5 million (or such other amounts as the Parties may agree from time to time) or the creation of any charge (fixed or floating), debenture, or other security over any assets or property of the SPV Company except for the purpose of securing borrowings (or indebtedness in the nature of borrowings) from bankers in the ordinary course of business of amounts not exceeding in the aggregate USD5 million.

5.	The giving of any guarantee or indemnity by the SPV Company other than in the normal course of its business.

6.	The making of any loan or advance by the SPV Company, other than in accordance with the terms and conditions of this Agreement, to any person, firm, body corporate or other business other than in the normal course of business and on an arm’s length basis.

7.	The payment or declaration of any dividend or other distribution on account of Shares in the capital of the SPV Company, other than in accordance with the terms and conditions of this Agreement.

8.	The commencement or settlement by the SPV Company of any litigation, arbitration or other proceedings which are material in the context of its business.

9.	The incorporation of a new subsidiary undertaking of the SPV Company or the acquisition by the SPV Company of any share capital or other securities of any body corporate other than any acquisition in the share capital of the Mining & Refining Company required so that the SPV Company can meet it financing requirements pursuant to the JV Shareholders’ Agreement.

10.	Approval of any material items which require lenders consent under any credit agreement or facility agreements to which the SPV Company is party.

11.	The position to be taken by the Managers of the Mining & Refining Company appointed by the SPV Company in relation to the following matters listed in clause 8.5(b) of the JV Shareholders’ Agreement: (ii), (iv), (v) (provided that if one Party would desire to pursue such an Expansion or Value Added Project, and the other Party does not, the desiring Party will be free to do so outside of the SPV Company), (vi) and (ix).

12.	Any decision by ALCOA or its Affiliates to enter into Completion Agreements, or any other financing agreements, other than on a several basis.

PART B – SHAREHOLDER RESERVED MATTERS

1.	The position to be taken by ALCOA or its Affiliates in relation to the special majority matters listed in clause 7.2(a) of the JV Shareholders’ Agreement with the exception of clause 7.2(a)(vii).

2.	Any change to Articles of the SPV Company.

3.	Any change of name of the SPV Company.

4.	The appointment and removal of the auditors of the SPV Company.

5.	The adoption of the audited accounts of the SPV Company.

6.	Any change to the SPV Company’s accounting reference date or any material change to the accounting policies adopted and implemented by the SPV Company.

7.	The presentation of any petition or the passing of any resolution for winding-up of the SPV Company or the appointment or removal of a liquidator for the SPV Company if the SPV Company is to be put into voluntary liquidation and determining the remuneration of such liquidator.

8.	Any change in the SPV Company’s share capital, securities or loan stock or the creation, allotment or issue of any Shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into Shares or securities other than any increase in the share capital or the issuance of Shares required so that the SPV Company can meet it financing requirements pursuant to Clause 7.2.

9.	Any variation of the rights attaching to any class of Shares or any redemption, purchase or other acquisition by the SPV Company of any Shares or other securities of the SPV Company.

10.	Any material change to the Business of the SPV Company or carrying on any business other than the Business.

SCHEDULE C

NOT USED

SCHEDULE D

PARENT COMPANY GUARANTEE

SCHEDULE F

ADHERENCE AGREEMENT

SCHEDULE F

NOTICE ADDRESSES

SCHEDULE 4

AGREED FORM PARENT COMPANY GUARANTEE

16

PARENT GUARANTEE

THIS AGREEMENT is dated and effective as of [    ], 20[    ] and is by and between:

(1)	[ ], a corporation organized under the laws of [ ], whose principal place of business is at [ ] (together with its legal successors and permitted assigns, hereinafter referred to as the “Guarantor”); and

(2)	[ ], a corporation organized under the laws of [ ], whose principal place of business is at [ ] (together with its legal successors and permitted assigns, hereinafter referred to as the “Beneficiary”).

RECITALS:

(A)	[ ] and [ ] entered into [ ] dated [ ], 20[ ] (the “Principal Agreement”); and

(B)	In consideration of [ ] and the Beneficiary entering into the Principal Agreement, the Guarantor is required to provide a guarantee in favour of the Beneficiary on the terms set out herein.

NOW THEREFORE the Parties agree as follows:

1.	Definitions and Interpretation

In this Agreement, unless the context otherwise requires:

1.1	[ ];

1.2	“JV Shareholders Agreement” has the meaning given to it in the Principal Agreement;

1.3	capitalized terms that are used in this Agreement but not defined herein shall have the meanings ascribed to them in the Principal Agreement;

1.4	capitalized terms that are used in this Agreement but not defined herein or in the Principal Agreement shall have the meanings ascribed to them in the JV Shareholders’ Agreement;

1.5	the rules of interpretation set out in Clause 1.2 of the JV Shareholders Agreement shall apply to this Memorandum, mutatis mutandis.

2.	Guarantee and Indemnity

2.1

The Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary the due and punctual performance and observance by [    ] of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or in connection with the Principal Agreement (the “Obligations”), and agrees to indemnify the Beneficiary on demand against all losses, damages, costs and expenses (including reasonable legal costs and expenses in respect of any enforcement of the Obligations and/or this Agreement) which the Beneficiary may suffer through or arising from any breach by [    ] of the Obligations. The liability of the Guarantor as aforesaid shall not be released or diminished by any alterations of terms (whether of the Principal Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations thereby imposed or any granting of time for such performance or any other indulgence, provided, however, that the Guarantor’s obligations under this Agreement shall continue subject to any such alteration, extension of time or other indulgence, or any waiver that may be granted.

2.2	If and whenever [ ] defaults in the performance of the Obligations and such default is not cured or remedied within the time limits therefor after notice thereof by the Beneficiary to [ ] (within any cure periods (howsoever described, and if any) in the Principal Agreement) (“Default”), the Guarantor shall upon demand, which shall reasonably and briefly specify the nature and amount, if any, of the Default (the “Demand”), unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of), in accordance with the terms and conditions of the Principal Agreement, the Obligations in regard to which such Default has been made, and so that the same benefits shall be conferred on the Beneficiary as it would have received if such Obligations had been duly performed and satisfied by [ ]. Subject to the first sentence of this Clause 2.2, the Guarantor hereby waives any rights which it may have to require the Beneficiary to proceed first against or claim payment from [ ], to the extent that as between the Beneficiary and the Guarantor, the latter shall be liable as principal obligor upon any aforesaid Default, as if it had entered into all the Obligations jointly and severally with [ ].

2.3	This guarantee and indemnity is to be a continuing security to the Beneficiary for all the Obligations of [ ] notwithstanding any settlement of account or other matter or thing whatsoever.

2.4	This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Beneficiary may now or hereafter have or hold for the performance and observance of the Obligations of [ ].

2.5	In the event that the Guarantor has taken or takes any security from [ ] in connection with this guarantee and indemnity, the Guarantor hereby undertakes to hold the same in trust for the Beneficiary pending discharge in full of all the Guarantor’s obligations under or in connection with the Principal Agreement. The Guarantor shall not, after any Demand has been made hereunder, claim from [ ] any sums which may be owing to it from [ ] or have the benefit of any set-off or counter-claim or proof against, or dividend, composition or payment by [ ] until all sums owing to the Beneficiary hereunder or under or in connection with the Principal Agreement have been paid in full.

2.6	As a separate and independent stipulation, the Guarantor agrees that any Obligations which may not be enforceable against or recoverable from [ ] by reason of:

(a)	any legal limitation, disability or incapacity of [ ] or the Guarantor;

(b)	any insolvency or liquidation of [ ];

(c)	any merger, amalgamation or other change of status of the Guarantor; or

(d)	any other fact or circumstance,

shall nevertheless be enforceable against or recoverable from the Guarantor as though the same had been incurred by the Guarantor as principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand in accordance with and subject to the provisions of the Principal Agreement and this Agreement.

2.7	Notwithstanding any other provisions of this Agreement, the obligations and liability of the Guarantor under or arising out of this guarantee and indemnity shall not be interpreted as imposing greater obligations and liabilities on the Guarantor than are imposed on [ ] under the Principal Agreement.

2.8	The Guarantor warrants and confirms to the Beneficiary:

(a)	that it is duly incorporated and validly existing under the laws of [ ];

(b)	that it has full power under its Articles of Incorporation and By-laws to enter into this Agreement;

(c)	that it has full power to perform its obligations under this Agreement;

(d)	that it has been duly authorised to enter into this Agreement;

(e)	that it has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

(f)	that this Agreement when executed and delivered will constitute a binding obligation on it in accordance with its terms; and

(g)	that it has not received any notice, nor to the best of its knowledge is there pending or threatened any notice, of any violation of any Applicable Laws by it which is likely to have a material adverse effect on its ability to perform its obligations under this Agreement.

3.	Governing Law and Jurisdiction

3.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of England.

3.2	Prior to referring to arbitration pursuant to Clause 3.3 below any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, (for the purposes of this Clause 3 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 3.2, the Party wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 3, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties pursuant to this Clause 3.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

3.3

If any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 3.2 above within forty five (45) days of its referral to the Parties’ senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this

Clause3.3), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause3.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction. The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules. The place of arbitration shall be London, England. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of England applicable hereto.

3.4	If a dispute is referred to arbitration pursuant to Clause 3.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the Parties.

3.5	The courts of England shall, subject to Clause 3.6 below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

3.6	Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 3 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 3.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

4.	General Provisions

4.1	This Agreement contains all the terms agreed by the Parties regarding the subject matter of this Agreement and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing and no representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the Parties prior to this Agreement except as set out in this Agreement.

4.2

All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective on the date on which such communications are delivered by personal delivery, by facsimile transmission (with telephone confirmation of receipt), by courier service or by registered or certified mail, postage prepaid, return receipt requested, at the address set forth at the head of this Agreement or at such other address as the Party to whom the notice is sent has designated by prior notice to the other Parties in accordance with the provisions of this Agreement.

4.3	The failure of any Party to enforce or to exercise, at any time or for a period of time, any term of or any right arising pursuant to this Agreement does not constitute and shall not be construed as, a waiver of such term or right and shall in no way affect that Party’s right later to enforce or exercise it. No variation or amendment to this Agreement shall be effective unless in writing signed as an agreement by authorised representatives of the Parties.

4.4	The Guarantor shall procure that, during the term of this Agreement, [ ] shall remain an affiliate of the Guarantor.

4.5	All monies payable by the Guarantor to the Beneficiary hereunder shall be paid in the manner and currency in which the relevant amount is payable by [ ] under the Principal Agreement and in full without set-off or counterclaim of any kind and free and clear of any deduction or withholding of any kind save as required by law. If any deduction or withholding must be made by law, the Guarantor will pay that additional amount which is necessary to ensure that the Beneficiary receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

4.6	This Agreement shall terminate on the date that all [ ] obligations pursuant to the Principal Agreement have been performed and discharged in full in accordance with the terms thereof, except for any outstanding obligations guaranteed under this Agreement that have not been paid or performed by [ ].

4.7	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement under such law or under the law of any other jurisdiction.

4.8	The Guarantor unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts, and to the extent that the Guarantor or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity.

4.9	The rights and remedies provided by this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

4.10	The Beneficiary represents and warrants it shall not transfer, assign, pledge or otherwise encumber this Agreement or any rights it has pursuant to this Agreement.

4.11	The Parties do not intend any term of this Agreement to be enforceable under the Contracts (Rights of Third Parties) Act, 1999 by any person who is not a Party to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year first above written.

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